                                   EXHIBIT 10



                     AMENDED AND RESTATED CREDIT AGREEMENT


                                  By and Among


                            STORAGE EQUITIES, INC.,

                                as the Borrower,


                    WELLS FARGO BANK, NATIONAL ASSOCIATION,

                                   as Agent,

                                      and


                    THE FINANCIAL INSTITUTIONS PARTY HERETO


                            Dated as of May 22, 1995

                              ____________________

                                  $125,000,000



          Schedules to this Agreement will be furnished to the Securities and Exchange Commission upon request.

                               TABLE OF CONTENTS
                               -----------------

                                                                           Page
                                                                           ----
ARTICLE 1  Definitions..................................................      1

ARTICLE 2  Loans........................................................     26
     2.1   Revolving Credit.............................................     26
           (a) Revolving Loans..........................................     26
           (b) Commitment Limits........................................     26
           (c) Borrowing Procedures.....................................     27
           (d) Notes....................................................     28
     2.2   Interest and Fees............................................     28
           (a) Interest.................................................     28
           (b) Extensions and Conversions...............................     28
           (c) Commitment Fee...........................................     29
           (d) Computation of Interest and Commitment Fee...............     30
           (e) Illegality, Taxation and Additional Interest Rate
               Provisions...............................................     30
           (f) Capital Adequacy Requirements............................     31
     2.3   Payments.....................................................     32
           (a) Payment of Loans.........................................     32
           (b) Optional Prepayment......................................     32
           (c) Mandatory Prepayments....................................     32
           (d) Payments Prior to Interest Period Expiration.............     33
           (e) Payments by the Borrower.................................     33
           (f) Payments by the Banks to the Agent.......................     34
           (g) Sharing of Payments, etc.................................     35
           (h) Offset...................................................     35
           (i) Allocation of Payments...................................     36
     2.4   Swing Line...................................................     36
           (a) Swing Line...............................................     36
           (b) Borrowing and Repayment..................................     36

ARTICLE 3  Transition Provisions; Release of Collateral.................     38
     3.1   Exchange of Notes............................................     38
     3.2   Transfer of Loan Balances....................................     38
     3.3   Release of Collateral........................................     39

ARTICLE 4  Conditions Precedent.........................................     39
     4.1   Conditions to Initial Borrowing..............................     39
           (a) Delivery of Documents....................................     39
           (b) Reports, Certificates and Other Information..............     39
           (c) Opinions of Counsel......................................     40
           (d) Payment of Fees..........................................     40
           (e) No Existing Default......................................     41
           (f) Representations and Warranties Correct...................     41
           (g) Legality of Transactions.................................     41
           (h) Insurance................................................     41
           (i) Solvency.................................................     41


                                                                            Page
                                                                            ----
           (j) Notice of Authorized Representatives.....................     41
           (k) Other Documents..........................................     41
     4.2   Conditions to Each Loan......................................     41
           (a) Initial Closing Date.....................................     41
           (b) No Existing Default......................................     41
           (c) Representations and Warranties Correct...................     42
           (d) Loan Request.............................................     42
           (e) No Material Adverse Change...............................     42
     4.3   Conditions to Acquisition Loans..............................     42
     4.4   Conditions for the Benefit of the Agent and the Banks........     42
     4.5   Failure of Conditions........................................     43

ARTICLE 5  Representations and Warranties of the Borrower...............     43
     5.1   Due Organization.............................................     43
     5.2   Organization, Standing and Qualification of Subsidiaries.....     43
     5.3   Ownership Structure of Partnerships..........................     44
     5.4   Requisite Power..............................................     44
     5.5   Authorization................................................     45
     5.6   Officer Authorization........................................     45
     5.7   Binding Nature...............................................     45
     5.8   No Conflict..................................................     45
     5.9   No Event of Default..........................................     46
     5.10  Financial Statements.........................................     46
     5.11  Projected Financial Statements and Projections...............     46
     5.12  Real Property................................................     46
     5.13  Equipment....................................................     47
     5.14  Contracts....................................................     47
     5.15  Intellectual Property........................................     47
     5.16  Litigation and Contingent Liabilities........................     48
     5.17  Tax Returns and Tax Matters..................................     48
     5.18  Partnership Interests........................................     48
     5.19  REIT Status..................................................     48
     5.20  No Subordination.............................................     48
     5.21  Employee Benefits............................................     48
           (a) Plans Maintained.........................................     48
           (b) Reporting and Disclosure.................................     49
           (c) Qualification of Plans...................................     49
           (d) Contributions and Premiums...............................     50
           (e) Litigation and Extraordinary Claims......................     50
           (f) Prohibited Transactions..................................     50
           (g) COBRA....................................................     50
     5.22  Environmental Matters........................................     50
     5.23  Insurance....................................................     51
     5.24  Compliance with Laws.........................................     51
     5.25  Statutory Regulation.........................................     52
     5.26  Use of Proceeds; Regulation U................................     52
     5.27  Solvency.....................................................     52
     5.28  Fiscal Year..................................................     52


                                                                            Page
                                                                            ----
ARTICLE 6  Affirmative Covenants........................................     53
     6.1   Accounting Records...........................................     53
     6.2   Financial Statements and Notices.............................     53
     6.3   Inspection of Property, Books and Records....................     57
     6.4   Maintenance of Existence.....................................     57
     6.5   Tax Returns..................................................     58
     6.6   Qualifications To Do Business................................     58
     6.7   Compliance with Laws.........................................     58
     6.8   Key Contracts................................................     58
     6.9   REIT Status..................................................     58
     6.10  Material Agreements..........................................     58
     6.11  Insurance....................................................     58
     6.12  Facilities...................................................     59
     6.13  Taxes and Other Liabilities..................................     59
     6.14  Governmental Approvals.......................................     59
     6.15  Compliance with Governmental Approvals and Governmental
           Requirements.................................................     59
     6.16  Compliance with Environmental Laws...........................     59
     6.17  Prevent Contamination........................................     60
     6.18  Tax Qualification............................................     60
     6.19  Funding......................................................     60
     6.20  Financial Tests..............................................     61
     6.21  Unencumbered Assets..........................................     61
     6.22  Borrower's Account...........................................     61
     6.23  Accounting Policies..........................................     61

ARTICLE 7  Negative Covenants...........................................     61
     7.1   Mergers......................................................     62
     7.2   Change of Business...........................................     62
     7.3   Distributions................................................     62
     7.4   Accounting Policies..........................................     62
     7.5   Investments..................................................     62
     7.6   Liens........................................................     62
     7.7   Contingent Obligations.......................................     63
     7.8   Indebtedness.................................................     63
     7.9   Sale of Assets...............................................     63
     7.10  Sale-Leaseback Transactions..................................     64
     7.11  [Reserved]...................................................     64
     7.12  Transactions with Affiliates.................................     64
     7.13  Restrictive Agreements.......................................     64
     7.14  Key Contracts................................................     64
     7.15  Certain ERISA Payments.......................................     65
     7.16  Compliance with ERISA........................................     65
     7.17  Changes in Partnerships......................................     65
     7.18  Other Contracts..............................................     65

ARTICLE 8  Events of Default............................................     66
     8.1   Events of Default............................................     66
           (a) Payments.................................................     66
           (b) Certain Covenants in This Agreement......................     66


                                                                            Page
                                                                            ----
           (c) Other Covenants and Agreements...........................     66
           (d) Representations and Warranties...........................     66
           (e) Monetary Judgment........................................     66
           (f) Non-Monetary Judgments...................................     66
           (g) Liens for Pension Contributions..........................     67
           (h) ERISA....................................................     67
           (i) Cross-Default............................................     67
           (j) Bankruptcy...............................................     68
           (k) Material Adverse Change..................................     69
           (l) Invalidity of Loan Documents.............................     69
           (m) Change of Control........................................     69
           (n) Loss of REIT Status......................................     69
     8.2   Termination of Commitment and Acceleration...................     69

ARTICLE 9  The Agent....................................................     70
     9.1   Appointment and Authorization................................     70
     9.2   Delegation of Duties.........................................     70
     9.3   Liability of Agent...........................................     70
     9.4   Reliance by Agent............................................     71
     9.5   Notice of Default............................................     71
     9.6   Credit Decision..............................................     72
     9.7   Indemnification..............................................     72
     9.8   Agent in Individual Capacity.................................     73
     9.9   Successor Agent..............................................     73
     9.10  Borrower's Reliance..........................................     74

ARTICLE 10 Miscellaneous................................................     74
    10.1   Successors and Assigns and Sale of Interests.................     74
    10.2   No Implied Waiver............................................     76
    10.3   Amendments and Waivers.......................................     76
    10.4   Remedies Cumulative..........................................     77
    10.5   Severability.................................................     77
    10.6   Costs, Expenses and Attorneys' Fees..........................     77
    10.7   General Indemnification......................................     77
    10.8   Environmental Indemnification................................     78
    10.9   Notices......................................................     79
    10.10  Entire Agreement.............................................     80
    10.11  Governing Law and Consent to Jurisdiction....................     80
    10.12  Counterparts.................................................     80
    10.13  Waiver of Jury Trial.........................................     80
    10.14  Headings.....................................................     81
    10.15  Supersession.................................................     81


SCHEDULES AND EXHIBITS

Schedule 4.3       Specified Affiliates
Schedule 5.2(a)    Subsidiaries and Controlled Partnerships
Schedule 5.3       Ownership Structure
Schedule 5.10      Financial Statements
Schedule 5.12      Real Property
Schedule 5.14      Key Contracts
Schedule 5.16      Litigation
Schedule 5.18      Partnership Agreements
Schedule 5.21(i)   Qualified Benefit Plans
Schedule 5.21(ii)  Non-qualified Benefit Plans
Schedule 5.22      Environmental Matters
Schedule 5.23      Insurance Policies
Schedule 6.20(a)   Certain Excluded Contingent Obligations
Schedule 7.1       PSMI Merger Transactions
Schedule 7.6       Permitted Liens
Schedule 7.8       Permitted Indebtedness
Schedule 7.12      Transactions with Affiliates

Exhibit 2.1(c)     Form of Loan Request
Exhibit 2.1(d)     Form of Note
Exhibit 2.2(b)     Form of Notice of Conversion/Extension
Exhibit 2.4(a)     Form of Swing Line Note
Exhibit 4.1(c)     Form of Opinion of Borrower's Counsel
Exhibit 4.1(j)     Form of Notice of Authorized Representatives
Exhibit 6.2(b)     Form of Letter from Auditor
Exhibit 6.2(c)     Form of Compliance Certificate
Exhibit 10.1(b)    Form of Assignment and Acceptance

                     AMENDED AND RESTATED CREDIT AGREEMENT
                     -------------------------------------


     THIS AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of May 22, 1995, by and among STORAGE EQUITIES, INC., a California corporation (the
                   ----------------------
"Borrower"), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking
             --------------------------------------
association, as agent for the financial institutions party hereto (in such capacity, the "Agent"), and THE FINANCIAL INSTITUTIONS PARTY TO THIS AGREEMENT
                            --------------------------------------------------
(collectively, the "Banks"; individually, a "Bank").

                              W I T N E S S E T H:

     WHEREAS, the Borrower, the Agent and the Banks (excepting Commerzbank, A.G.) entered into that certain Credit Agreement, dated as of September 2, 1994, which was amended by that certain First Amendment to Credit Agreement dated as of December 22, 1994 (such Credit Agreement, as so amended, the "Original Credit Agreement"), whereunder the Banks (excepting Commerzbank, A.G.) agreed to extend credit to the Borrower and the Borrower, pursuant to the Pledge Agreement, granted a security interest in the Collateral;

     WHEREAS, the Agent and the Borrower have entered into the Commitment Letter and agreed that (a) from and after the Initial Closing Date, the Banks would extend credit to the Borrower upon and subject to the terms of this Credit Agreement, (b) as of the Initial Closing Date, the Original Credit Agreement would be amended and restated in its entirety and superseded by this Credit Agreement, and (c) as of the Initial Closing Date, the Agent, on behalf of the Banks, would release and terminate the Liens on the Collateral created pursuant to the Pledge Agreement:

     NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:


                                   ARTICLE 1
                                   ---------

                                  Definitions
                                  -----------

     In addition to any terms defined elsewhere in this Agreement, the following terms have the meanings indicated for purposes of this Agreement (such definitions being equally applicable to the singular and plural forms of the defined term):

     "Acceleration" means that the Loans (i) shall not have been paid at the Final Maturity Date, or (ii) shall have become due and payable prior to their stated maturity pursuant to Paragraph 8.2 hereof.

     "Acquisition Property" means any real property which is acquired by the Borrower in a Permitted Acquisition, encumbered by a Mortgage Note acquired by the Borrower in a Permitted Acquisition or owned by a corporation or partnership an interest in which is acquired by the Borrower in a Permitted Acquisition or an Affiliate Acquisition, as the case may be.

     "Affiliate" means with respect to any Person (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the capital stock having ordinary voting power in the election of directors of such Person, or if such Person is a partnership, five percent (5%) or more of the interests in income or cash flow of such Person, (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person or (iii) each of such Person's officers, directors, joint venturers and general partners. For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

     "Affiliate Acquisition" means either of (a) a non-hostile acquisition by the Borrower of (i) all or any portion of the outstanding capital stock of a Specified Affiliate which is a corporation, or (ii) all or any portion of the partnership interests of a Specified Affiliate which is a partnership, or (b) a merger of a Specified Affiliate with and into the Borrower with the Borrower being the surviving corporation.

     "Affiliate Acquisition Loan" means a Loan the proceeds of which are used to pay the cash consideration for, or expenses incurred in connection with, an Affiliate Acquisition.

     "Affiliate Acquisition Loan Limit" means, as of the date of determination, the lesser of (a) seventy-five million Dollars ($75,000,000), or (b) the Total Commitment Amount as of such date, minus the aggregate principal amount of all Permitted Acquisition Loans and Working Capital Loans outstanding as of such date.

     "Agent" has the meaning specified in the heading to this Agreement and any successor agent.

     "Agent's Letter" means that certain letter dated March 23, 1995 from the Agent to the Borrower, referred to therein as the Fee Letter.

     "Agent-Related Persons" shall have the meaning set forth in Paragraph 9.3 hereof.

     "Aggregate Net Asset Value" means Borrower's Combined Percentage Interest in the pre-depreciation net book value

(determined in accordance with GAAP) of Unencumbered Assets of the Borrower and the Consolidated Affiliates.

     "Agreement" or "Credit Agreement" means this Amended and Restated Credit Agreement, as from time to time amended, modified or supplemented.

     "Annual Report" means the Borrower's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 1994.

     "Applicable Interest Coverage Ratio" means, as of any date, the Interest Coverage Ratio for the period of four consecutive full fiscal quarters most recently ended as of such date.

     "Applicable Margin" means, on any date that Borrower's Preferred Stock is rated Investment Grade and with respect to each Loan, the applicable margin set forth below based on the type of Loan and the Applicable Interest Coverage Ratio on such date:


     Applicable Interest              Base Rate
     Coverage Ratio                     Loans      LIBOR Loans
     -------------------              ---------    -----------

     Less than 7.0 to 1.0               0.00%          1.50%

     Equal to or greater than
     7.0 to 1.0, but less
     than 10.0 to 1.0                   0.00%          1.25%

     Equal to or greater than
     10.0 to 1.0, but less
     than 13.0 to 1.0                   0.00%         1.125%

     Equal to or greater than
     13.0 to 1.0, but less
     than 15.0 to 1.0                   0.00%          1.00%

     Equal to or greater than
     15.0 to 1.0                        0.00%          0.75%

provided, however, that, irrespective of the Applicable Interest Coverage Ratio but subject to the immediately following sentence, on any date that Borrower's Preferred Stock is not rated Investment Grade, the Applicable Margin for Base Rate Loans shall be 0.50% and the Applicable Margin for LIBOR Loans shall be 2.00%. If a determinative rating by any one or more Rating Agencies shall change (other than as a result of a change in the rating system used by any applicable Rating Agency) such that Borrower's Preferred Stock would cease to be rated Investment Grade as a result, such change shall effect a change in Applicable Margin(s) (A) in the case of all Base Rate Loans, as of the date that is five days after the applicable Rating Notice Date, and (B) in the case of LIBOR Loans, as of the first day of the Interest Period immediately following such Rating Notice Date.

     "Assignment and Acceptance" has the meaning specified in Paragraph 10.1 hereof.

     "Authorized Officer" means each officer of a corporation authorized by the board of directors of that corporation to act on behalf of that corporation or on behalf of any Partnership of which that corporation is a general partner, under this Agreement or any of the other Loan Documents.

     "Authorized Representatives" shall mean those officers and employees designated by the Borrower on the most current Notice of Authorized Representatives delivered to the Agent as being authorized to request any borrowing, to make any interest rate designation on behalf of the Borrower hereunder, or to give the Agent any other notice hereunder which is contemplated by the terms hereof.

     "Average Life" means, as of the date of any determination thereof, the number of years obtained by dividing the then Remaining Dollar-Years of the principal amount of such New Non-recourse Indebtedness by the aggregate amount of such principal. The term "Remaining Dollar-Years" means the sum of the amounts obtained by multiplying (i) the principal amount due on each scheduled payment date (not taking into account any prepayments of principal) by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between the date of determination and such scheduled payment date.

     "Bank Indemnitees" shall have the meaning set forth in Paragraph 10.7 hereof.

     "Bank" or "Banks" shall have the meaning specified in the heading of this Agreement and any successors thereto.

     "Banking Day" means a day other than a Saturday or a Sunday when commercial banks are open for business in San Francisco, California and, with respect to LIBOR Loans, when commercial banks are open for business in London, England.

     "Base LIBOR" shall mean, for any Interest Period pertaining to a LIBOR Loan, the rate per annum at which the Agent is offered dollar deposits in the London interbank Eurodollar market at approximately 9:00 a.m. San Francisco time two (2) Banking Days prior to the beginning of the Interest Period for such Loan, for delivery on the first day thereof for the number of months comprised therein and in an amount equal to the amount of the LIBOR Loan to be outstanding during such Interest Period.

     "Base Rate" means on any day the greater of (a) the Prime Rate in effect on that day, or (b) the Federal Funds Rate in effect on that day plus 0.5% per annum.

     "Base Rate Loans" means all Loans bearing interest at a rate based on the Base Rate.

     "Borrower" has the meaning specified in the heading to this Agreement.

     "Borrower's Account" means the wholesale demand deposit account (Account No. 4648-059228) maintained by the Borrower with the Agent at the Agent's Regional Commercial Banking Office in El Monte, California, or such other account of the Borrower with the Agent as the Borrower and the Agent may agree in writing.

     "Borrower's Preferred Stock" means the "Senior Preferred Stock" of the Borrower described in the Annual Report.

     "Borrowing" means an extension of a Loan by the Banks to the Borrower pursuant to Article 2 hereof.

     "Business Park Property" means a property generally of the type (a) described in the Annual Report as "business parks", and (b) owned by the Borrower, a Subsidiary of the Borrower or a Controlled Partnership as of December 31, 1994.

     "Business of Borrower" means the business of the Borrower as described in the Annual Report, consisting of the ownership, management and operation of Business Park Properties, Mini-storage Properties and Combination Properties in the United States or Canada; ownership and collection or enforcement of Mortgage Notes; and ownership of partnership interests in partnerships which own, manage and operate Business Park Properties, Mini-storage Properties and/or Combination Properties.

     "Capital Expenditure" means any expenditure in respect of any depreciable asset, including expenditures for repair and maintenance of real property or for the acquisition of equipment (including any portion of any payment under any Capitalized Lease), that would be capitalized on the consolidated balance sheet of the Borrower and its Consolidated Affiliates as of the end of that period, in conformity with GAAP, other than payment of the purchase price in connection with a Permitted Acquisition or an Affiliate Acquisition or payments for any reconstruction or renovation project involving costs in excess of one hundred thousand dollars ($100,000).

     "Capitalized Lease" means any lease under which the obligation of the lessee is required by GAAP to be shown as a liability on the financial statements of the lessee.

     "Capitalized Lease Obligation" means any lease obligation that, in accordance with GAAP, is required to be shown as a liability on the financial statements of the lessee. The amount of a Capitalized Lease Obligation shall be the amount required by GAAP so to be shown.

     "Cash Flow Coverage Ratio" means for any period the ratio of (a) the sum of
(i) Funds from Operation for such period, plus (ii) Borrower's Combined Percentage Interest in Consolidated Interest Expense for such period, to (b) the sum of (i) Borrower's Combined Percentage Interest in Consolidated Interest Expense for such period, plus (ii) Borrower's Combined Percentage Interest in scheduled principal payments (excluding balloon payments) during such period in respect of Long-term Indebtedness of the Borrower and the Consolidated Affiliates on a consolidated basis in accordance with GAAP, plus (iii) Borrower's Combined Percentage Interest in scheduled principal payments during such period in respect of Capitalized Lease Obligations of the Borrower and the Consolidated Affiliates on a consolidated basis in accordance with GAAP, plus
(iv) Consolidated Capital Expenditures for such period, plus (v) the amount of all cash dividends in respect of any capital stock of the Borrower.

     "Change of Control" means the occurrence of any of the following events:
(a) all or substantially all of the assets of the Borrower are sold, leased, exchanged or otherwise transferred to any Person or group of persons or entities acting in concert as a partnership or other group; (b) the Borrower is merged or consolidated with or into another corporation (other than a Specified Affiliate) with the effect that the common stockholders immediately prior to such merger or consolidation hold less than seventy-five percent (75%) of the ordinary voting power of the outstanding securities of the surviving corporation of such merger or the corporation resulting from such consolidation; (c) a change in the composition of the board of directors of the Borrower after the Initial Closing Date as a result of which fewer than a majority of the incumbent directors are directors who either (i) had been directors of the Borrower 24 months prior to such change, or (ii) were elected, or nominated for election, to the board of directors with the affirmative votes of a majority of the directors who had been directors of the Borrower 24 months prior to such change and who were still in office at the time of the election or nomination; or (d) a Person or group (as such term is used in Rule 13d-5 under the Securities Exchange Act of 1934) of Persons (other than B. Wayne Hughes; members of the immediate family of B. Wayne Hughes; any foundation, trust, or other Person controlled by B. Wayne Hughes and/or his immediate family; any partnership controlled by B. Wayne Hughes and/or members of his immediate family (including Public Storage Partners, Ltd., Public Storage Partners II, Ltd., Public Storage Properties, Ltd., Public Storage Properties IV, Ltd., and Public Storage Properties V, Ltd.); and any Person eligible to file a statement on Schedule 13G pursuant to Rule 13d-1(b)(1) of the Securities Exchange Act of 1934) shall, as a result of a tender or exchange offer, open market purchases, merger, privately negotiated purchases or otherwise, have become, directly or indirectly, the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of securities having twenty-five percent (25%) or more of the ordinary voting power of then outstanding securities of the Borrower.

     "COBRA" means Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Collateral" means, collectively, all of the assets and property constituting collateral under the Pledge Agreement.

     "Collateral Documents" means the Pledge Agreement and all of the "Other Assurances" and any other documents or instruments executed pursuant to the Pledge Agreement.

     "Combination Property" means a property part of which is a Mini-storage Property and part of which is a Business Park Property.

     "Combined Percentage Interest" means, as to any asset, liability or item of income, gain, loss, deduction or expense on the consolidated financial statements of the Borrower and the Consolidated Affiliates, the Borrower's allocable share of such asset, liability or item, for the relevant period or as of the date of determination, taking into account (a) the relative proportion of each such item constituting or derived from assets directly owned by the Borrower and constituting or derived from assets owned by the respective Controlled Partnerships, and (b) Borrower's Percentage Interests in the respective Controlled Partnerships.

     As an example, assume that there are two Controlled Partnerships:
Partnership A, in which the Borrower's Percentage Interest is 55%; and Partnership B, in which the Borrower's Percentage Interest is 40%. Further assume that, for fiscal year 1994, depreciation derived from assets directly owned by the Borrower is $40,000; depreciation derived from assets owned by Partnership A is $20,000; and depreciation derived from assets owned by Partnership B is $30,000. For fiscal year 1994, the Borrower's Combined Percentage Interest of all depreciation derived from the consolidated assets of the Borrower and the Consolidated Affiliates would be 70%, calculated as follows:

     (55% of $20,000) + (40% of $30,000) + (100% of $40,000) / $90,000 =  63
                                                                         ----
                                                                          90

     "Commitment" means the obligation of the Banks severally to extend Loans to the Borrower pursuant to the terms and conditions of Paragraph 2.1 hereof.

     "Commitment Amount" means, with respect to each Bank, an amount equal to such Bank's Commitment Percentage multiplied by the Total Commitment Amount as of the date of determination.

     "Commitment Fee" shall have the meaning set forth in Paragraph 2.2(c) hereof.

     "Commitment Letter" means the letter agreement dated March 23, 1995 from the Agent to the Borrower, countersigned by the Borrower March 29, 1995.

     "Commitment Percentage" means as to any Bank the percentage set forth after such Bank's signature at the end of this Agreement, plus the aggregate of any Commitment Percentages thereafter acquired by such Bank as the Assignee pursuant to any Assignment and Acceptance to which such Bank is a party, less the aggregate of any Commitment Percentages assigned by such Bank pursuant to any Assignment and Acceptance to which such Bank is a party, and, as to any new Bank, the aggregate of any Commitment Percentages acquired by such new Bank as the Assignee pursuant to any Assignment and Acceptance to which such new Bank is a party, less the aggregate of any Commitment Percentages assigned by such new Bank as the Assignor pursuant to any Assignment and Acceptance to which such new Bank is a party.

     "Consolidated Affiliates" means, collectively, the Subsidiaries of the Borrower and the Controlled Partnerships.

     "Consolidated Capital Expenditures" means, for any period, the aggregate Capital Expenditures of the Borrower and the Consolidated Affiliates, on a consolidated basis in accordance with GAAP, minus the amount paid or reimbursed by minority interests with respect to such Capital Expenditures during such period.

     "Consolidated Funded Debt" means, for the Borrower and the Consolidated Affiliates on a consolidated basis in accordance with GAAP, all Obligations and all other interest-bearing Indebtedness (including any Indebtedness or Contingent Obligation with respect to outstanding letters of credit and any Contingent Obligation (excluding the Contingent Obligations described in
Schedule 6.20(a)) with respect to any interest-bearing indebtedness of any other Person).

     "Consolidated Interest Expense" means, for any period, gross consolidated interest expense for the period (including all commissions, discounts, fees and other charges in connection with standby letters of credit and similar instruments, such portion of payments under Capitalized Leases as may be characterized as interest expense in accordance with GAAP; but excluding Commitment Fees, amortization of loan origination costs and other one-time or non-cash charges related to the incurrence of Indebtedness) for the Borrower and the Consolidated Affiliates, on a consolidated basis in accordance with GAAP, plus the portion of the up-front costs and expenses for Rate Contracts (to the extent not included in gross interest expense) fairly allocated to such Rate Contracts as expenses for such period; as determined in accordance with GAAP.

     "Consolidated Net Income" means, for any period, the net income of the Borrower and the Consolidated Affiliates for such period determined on a consolidated basis in accordance with GAAP; provided, however, that in determining Consolidated Net Income, (a) there shall not be included in gross revenues any revenues of a Non-consolidated Affiliate, but there shall be included any dividends or distributions from any Non-consolidated Affiliate received by the Borrower or any Consolidated Affiliate; and (b) there shall not be included in gross revenues any of the following items: (i) if the Borrower or one of the Consolidated Affiliates shall have acquired the assets and business of any Person or any substantial part of the assets and business of any Person, any earnings properly attributable to such assets and business or part thereof prior to the date of such acquisition; and (ii) any earnings of, and dividends payable to, the Borrower or one of the Consolidated Affiliates in a currency which at the time may not be converted into Dollars under the laws of the nation issuing such currency.

     "Contingent Obligation" means, as applied to any Person, without duplication, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including, without limitation, any such obligation for which that Person is in effect liable through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet item, level of income or other financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation, services or lease regardless of the nondelivery or nonfurnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof. The amount of any Contingent Obligation shall be equal to the actual amount of the obligation so guaranteed or otherwise supported. Without limitation, Contingent Obligation shall include any environmental indemnity or other agreement with respect to the environmental condition of any property (whether or not entered into in connection with the issuance of Non-recourse Indebtedness).

     "Continuing Loan" shall have the meaning set forth in Section 3.2(a) hereof.

     "Controlled Group" means the Borrower and all Persons (whether or not incorporated) under common control or treated as a single employer with the Borrower pursuant to section 414(b) or (c) of the Code.

     "Controlled Partnership" means any of the following: (a) any Joint Venture,
(b) any PS Partnership, or (c) as of any date, any other general or limited partnership whose financial statements are required, as of such date, to be consolidated with those of the Borrower in accordance with GAAP.

     "Controlled Partnership Interest" means any direct or indirect interests of the Borrower (a) as a partner in any Controlled Partnership, or (b) in the income or cash flow of any Controlled Partnership.

     "Controlled Property" means any real property owned, leased, managed, operated or occupied by the Borrower, any Subsidiary of the Borrower or any Controlled Partnership.

     "Debt Rating" means and is determined by the most recent rating issued from time to time by S & P as would hypothetically be applicable to the Borrower's senior secured long-term debt (i.e., an implied rating). For purposes of the foregoing, (i) if, at any time, no implied rating for the Borrower's senior secured long-term debt shall have been issued or confirmed in writing by S & P within the previous three hundred seventy (370) days, or if the Agent receives notice that the Rating Agency will cease to issue such rating on at least an annual basis, then the Borrower and the Banks shall negotiate in good faith to amend promptly the terms of this Agreement relating to Debt Rating and pending such amendment, the Debt Rating then in effect shall continue to apply; and (ii) if the rating system of S & P shall change prior to the date all Obligations have been paid and the Commitment cancelled, the Borrower and the Banks shall negotiate in good faith to amend promptly the references to specific ratings in this definition to reflect such changed rating system, and pending such amendment, if no Debt Rating is otherwise determinable based upon the foregoing, the Debt Rating in effect as of the date of such change shall continue to apply.

     "Dollars" and "$" mean United States Dollars.

     "EBITDA" means, in respect of any fiscal period, Consolidated Net Income, increased by extraordinary losses, decreased by extraordinary gains, and increased by depreciation, amortization, interest (including the portion of payments under any Capitalized Lease that may be characterized as interest), and federal and state income taxes, all for such period for the Borrower and the Consolidated Affiliates on a consolidated basis in accordance with GAAP.

     "Employee Benefit Plan" means any Pension Plan or any other employee benefit plan (as defined in section 3(3) of ERISA) which the Borrower or any member of the Controlled Group maintains, or to which it makes or is obligated to make contributions.

     "Environmental Claim" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (a) the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in or from property, whether or not owned by the Borrower, any Subsidiary of the Borrower or any Controlled Partnership, or (b) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

     "Environmental Laws" means any Governmental Requirement pertaining to land use, air, soil, surface water, groundwater (including the protection, cleanup, removal, remediation or damage thereof), public or employee health or safety or any other environmental matter; including without limitation, the following laws as the same may be amended from time to time:

     (1)  Clean Air Act (42 U.S.C. (S) 7401, et seq.);
                                             -------

     (2)  Clean Water Act (33 U.S.C. (S) 1251, et seq.);
                                               -------

     (3)  Resource Conservation and Recovery Act (42 U.S.C. (S) 6901, et seq.);
                                                                      -------

     (4) Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. (S) 9601, et seq.);
                                   -------

     (5)  Safe Drinking Water Act (42 U.S.C. (S) 300f, et seq.);
                                                       -------

     (6)  Toxic Substances Control Act (15 U.S.C. (S) 2601, et seq.);
                                                            -------

     (7)  Rivers and Harbors Act (33 U.S.C. (S) 401, et seq.);
                                                     -------

     (8)  Endangered Species Act (16 U.S.C. (S) 1531, et seq.); and
                                                      -------

     (9)  Occupational Safety and Health Act (29 U.S.C. (S) 651, et seq.);
                                                                 -------

together with any other foreign or domestic laws (federal, state, provincial or local) relating to emissions, discharges, releases or threatened releases of any Hazardous Substance into ambient air, land, surface water, groundwater, personal property or structures, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, discharge or handling of any Hazardous Substance.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "ERISA Affiliated Group" means any entity that, together with the Borrower or other member of the Controlled Group, is treated as a single employer under sections 414(m) and 414(o) of the Code.

     "Existing Non-recourse Indebtedness" means Indebtedness which is either (a) listed in Schedule 7.8 or (b) described in clause (e) of Section 7.8.

     "Event of Default" shall have the meaning set forth in Article 8 hereof.

     "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, "H.15(519)") for such day opposite the caption "Federal Funds (Effective)." If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the "Composite 3:30 p.m. Quotations") for such day under the caption "Federal Funds Effective Rate." If on any relevant day the appropriate rate for such day is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean of the rates for the last transaction in overnight federal funds arranged prior to 9:00 a.m. New York time on that day by each of three leading brokers of federal funds transactions in New York City, selected by the Agent.

     "Final Maturity Date" means April 30, 1998.

     "Funded Debt Ratio" means, as of any day, the ratio of Net Funded Debt as of such day to the sum of (a) Net Funded Debt as of such day, plus (b) Total Shareholders' Equity as of such day.

     "Funds from Operation" means, for any period, (a) Borrower's Combined Percentage Interest in Consolidated Net Income (which is the same as Consolidated Net Income net of minority interest in Consolidated Net Income) for such period, excluding gains (or losses) on early extinguishment of debt and gains (or losses) on dispositions of real property, plus (b) depreciation, amortization and other noncash charges for the Borrower and the Consolidated Affiliates for such period, minus (c) distributions to minority interests in excess of minority interest in income for such period, minus (d) Borrower's Combined Percentage Interest in amortization of discounts on mortgage notes receivable for such period, all determined in accordance with the methodology utilized in preparation of the Annual Report.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

     "Governmental Approvals" means any consent, right, exemption, concession, permit, license, authorization, certificate, order, franchise, determination or approval of any federal, state, provincial, municipal or governmental department, commission, board, bureau, agency or instrumentality required for the ownership of, or activities of the Borrower, any of its Subsidiaries or any Controlled Partnership, or any other Person in connection with the business of the Borrower, any of its Subsidiaries or any Controlled Partnership.

     "Governmental Authority" means any nation or government, any state, province or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Governmental Requirements" means all legal requirements in effect from time to time including all laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, certificates, orders, franchises, determinations, approvals, notices, demand letters, directions and requirements of all governments, departments, commissions, boards, courts, authorities, agencies, officials and officers, and all instruments of record, foreseen or unforeseen, ordinary or extraordinary, including but not limited to any change in any law, regulation or the interpretation thereof by any foreign or domestic governmental or other authority (whether or not having the force of law), relating now or at any time heretofore or hereafter to the business or operations of the Borrower, any of its Subsidiaries or any Controlled

Partnership or to any of the Controlled Property, including, without limitation, the development, design, construction, acquisition, start-up, ownership, operation and maintenance of property.

     "Hazardous Substance" means any pollutant, contaminant, toxic or hazardous substance, material, constituent or waste as such terms are defined in or pursuant to any Environmental Law.

     "Hazardous Waste Facility Permit" means any permit, license or other governmental authorization relating to the storage, treatment or disposal of any Hazardous Substance required pursuant to any Environmental Law.

     "Incipient Default" shall have the meaning set forth in Paragraph 4.1(e) hereof.

     "Indebtedness" means (a) any obligation for borrowed money; (b) any obligation evidenced by bonds, debentures, notes or other similar instruments;
(c) any obligation to pay the deferred purchase price of property or for services (other than in the ordinary course of business); (d) any Capitalized Lease Obligation; (e) any obligation under any Rate Contract; (f) any obligation or liability of others secured by a Lien, whether or not such obligation or liability is assumed; and (g) any Contingent Obligation (other than those incurred in the ordinary course of business).

     "Initial Closing Date" means the date on which all of the conditions set forth in Paragraph 4.1 hereof have been satisfied or waived and the initial Borrowing occurs.

     "Initial Commitment Amount" means, with respect to each Bank, an amount equal to such Bank's Commitment Percentage multiplied by one hundred twenty-five million Dollars ($125,000,000).

     "Insolvency Proceeding" means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors; or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other, similar arrangement.

     "Intellectual Property Rights" shall have the meaning set forth in Paragraph 5.15 hereof.

     "Interest Coverage Ratio" means for any period the ratio of (a) Borrower's Combined Percentage Interest in EBITDA for such period, to (b) Borrower's Combined Percentage Interest in Consolidated Interest Expense for such period.

     "Interest Period" means, with respect to any LIBOR Loan, a period from the borrowing date with respect to such Loan (or the date of the expiration of the then current Interest Period with respect to such Loan) to a date up to one (1), two (2), three (3) or six (6) months thereafter, subject to the following:

          (a) if any Interest Period would otherwise end on a day which is not a Banking Day, that Interest Period shall be extended to the next succeeding Banking Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Banking Day;

          (b) no Interest Period may be extended beyond a principal payment date unless at the time of such extension the aggregate amount of any Base Rate Loans plus the aggregate amount of all LIBOR Loans having Interest Periods expiring on or before such principal payment date is at least equal to the principal payment due on such date; and

          (c) any Interest Period that would otherwise extend beyond the Final Maturity Date shall end on the Final Maturity Date or, if the Final Maturity Date shall not be a Banking Day, on the next preceding Banking Day.

     "Investment," as applied to any Person, means any direct or indirect ownership or purchase or other acquisition by that Person of any capital stock, equity interest, obligations or other securities, or of a beneficial interest in any capital stock, equity interest, obligations or other securities, or all or substantially all of the assets of any other Person (including any Subsidiary) or of the assets which comprise a separate or separable line of business, or any direct or indirect loan, advance (other than advances to employees for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by that Person to any other Person, including all indebtedness and accounts receivable from that other Person which are not current assets or did not arise from sales to that other Person in the ordinary course of business.

     "Investment Grade" means a rating by two or more of the Rating Agencies each of which ratings is equal to or more favorable than BBB- (or, in the case of Rating Agencies other than S & P, a rating equivalent to a BBB- rating by S & P). If the rating system of any Rating Agency shall change prior to the date all Obligations have been paid and the Commitment cancelled, the Borrower and the Banks shall negotiate in good faith to amend promptly the references to specific ratings in this definition to reflect such changed rating system, and pending such amendment, if it cannot be determined whether the

Borrower's Preferred Stock is rated Investment Grade based upon the foregoing, the applicable rating by such Rating Agency in effect as of the date of such change shall continue to apply.

     "Joint Venture" means any one of SEI/PSP I Joint Ventures, a California general partnership; SEI/PSP II Joint Ventures, a California general partnership; SEI/PSP III Joint Ventures, a California general partnership; SEI/PSP IV Joint Ventures, a California general partnership; SEI/PSP V Joint Ventures, a California general partnership; SEI/PSP VI Joint Ventures, a California general partnership; SEI/PSP VII Joint Ventures, a California general partnership; and "Joint Ventures" means all such partnerships collectively.

     "Joint Venture Agreement" means any one of the General Partnership Agreements of the respective Joint Ventures, each dated December 31, 1990, as heretofore amended and as the same may be amended, modified or supplemented hereafter.

     "Key Contracts" means those contracts listed in Schedule 5.14 hereto.

     "LIBOR Loan" means any Loan bearing interest at a rate based upon Base
LIBOR.

     "LIBOR Rate" means the rate (rounded upwards if necessary to the nearest whole one-sixteenth of 1%) equal to the product of Base LIBOR times Statutory Reserves.

     "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preference, priority or other security interest, right to purchase, prescriptive right or preferential arrangement of any kind or nature whatsoever (including, without limitation, those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capitalized Lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law) and any contingent or other agreement to provide any of the foregoing.

     "Loan" shall have the meaning set forth in Paragraph 2.1(a) hereof (including any and all Base Rate Loans and LIBOR Loans), and "Loans" means all such Loans (including any and all Base Rate Loans and LIBOR Loans) at any time outstanding.

     "Loan Documents" means this Agreement, the Notes, the Swing Line Note, the Agent's Letter, and all agreements, instruments and documents (including, without limitation, any security agreements, loan agreements, notes, fee agreements, guaranties, mortgages, deeds of trust, subordination agreements, pledges, assignments of intellectual property, powers of attorney, consents, assignments, contracts, notices, leases, financing statements, certificates reports and notices and all other writings) heretofore, now or hereafter executed by, on behalf of or for the benefit of the Borrower, any of its Subsidiaries or any Controlled Partnership and delivered to the Agent or any of the Banks pursuant to or in connection with this Agreement or the transactions contemplated hereby, together with all amendments, modifications and supplements thereto.

     "Loan Request" shall have the meaning set forth in Paragraph 2.1(c) hereof.

     "Long-term Indebtedness" means, as to any fiscal year, Indebtedness as to which some or all principal payments are due in a later fiscal year.

     "Majority Banks" means at any time two or more Banks which together hold in excess of fifty percent (50%) of the then aggregate unpaid principal amount of the Loans, or, if no such principal amount is then outstanding, two or more Banks which together hold in excess of fifty percent (50%) of the Commitment Percentages.

     "Material Adverse Change" shall mean a material adverse change in the ability of the Borrower to pay the Obligations in accordance with their terms.

     "Material Adverse Effect" means a material adverse effect on (i) the business, assets, operations, prospects or financial condition of the Borrower and the Consolidated Affiliates considered as a whole, or (ii) the ability of the Borrower to pay the Obligations in accordance with their terms.

     "Maturity" means any date on which a Loan or any portion thereof becomes due and payable whether as stated, by virtue of mandatory prepayment, by acceleration or otherwise.

     "Mini-storage Property" means a property generally of the type (a) described in the Annual Report as "mini-warehouse facilities", and (b) owned by the Borrower, a Subsidiary of the Borrower or a Controlled Partnership as of December 31, 1994.

     "Mortgage Note" means a promissory note secured by a mortgage or deed of trust encumbering a Mini-Storage Property or by a Business Park Property or by a Combination Property.

     "Multiemployer Plan" means a "multiemployer plan" as defined in section 4001(a)(3) of ERISA) and to which the Borrower or any other member of the Controlled Group makes, is obligated to make or at any time since December 31, 1988 has made or been obligated to make contributions.

     "Net Funded Debt" means the Borrower's Combined Percentage Interest in Consolidated Funded Debt.

     "New Debt Date" means, as to any New Non-recourse Indebtedness, the date on which such Indebtedness is incurred, created, refinanced or extended.

     "New Non-recourse Indebtedness" means Non-recourse Indebtedness (a) which is incurred, created, refinanced or extended during the term of this Agreement,
(b) which matures by its terms not earlier than the date eight (8) years after the applicable New Debt Date, (c) has an Average Life of not less than six (6) years as of the applicable New Debt Date, and (d) the existence of which will not cause the aggregate outstanding balance of all New Non-recourse Indebtedness to exceed the New Non-recourse Indebtedness Limit, determined as of the New Debt Date for such Indebtedness. A refinancing of, extension of the maturity of, or increase in the principal amount of any Existing Non-recourse Indebtedness shall be deemed to be an incurrence of New Non-recourse Indebtedness and shall be subject to the limitations effected by the foregoing definition.

     "New Non-recourse Indebtedness Limit" shall mean an amount equal to fifteen percent (15%) of the Total Shareholders' Equity as of the date of determination.

     "Non-Consolidated Affiliate" means a partnership, corporation or other entity in which the Borrower owns a direct or indirect equity interest but which is not a Consolidated Affiliate.

     "Non-recourse Indebtedness" means, as to any Person, Indebtedness of such Person, secured by specified collateral, the obligation to pay which Indebtedness is nonrecourse to such Person and in respect of which obligation no Affiliate of such Person is contingently or otherwise liable; provided that Indebtedness shall not be deemed to be other than Nonrecourse Indebtedness solely by reason of the obligor's personal liability (a) for fraud, misappropriation of rents, waste or similar intentional conduct, or (b) environmental matters.

     "Note" shall have the meaning set forth in Paragraph 2.1(d) hereof.

     "Notice of Authorized Representatives" has the meaning set forth in Paragraph 4.1(n) hereof.

     "Obligations" means all loans, advances, debts, liabilities, obligations, covenants and duties owing to the Agent or the Banks by the Borrower of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement, any of the Notes, the Swing Line Note, the Collateral Documents, the Agent's Letter, or any of the other Loan Documents, whether or not for the payment of money, arising by reason of an extension of credit, absolute or contingent, due or to become due, now existing or hereafter arising, including all principal, interest, charges, expenses, fees, attorneys' fees and disbursements and any other sum chargeable to the Borrower under this Agreement or any other Loan Document.

     "Old Commitment Percentage" shall mean, as to each Bank, the "Commitment Percentage" (as defined in the Original Credit Agreement) of such Bank in effect on the Banking Day immediately preceding the Initial Closing Date.

     "Old Notes" shall have the meaning set forth in Section 3.1 hereof.

     "Operating Lease" means a lease of real or personal property which is not a Capitalized Lease.

     "Operating Lease Payments" means payments made under Operating Leases.

     "Original Credit Agreement" shall have the meaning specified in the first recital at the beginning of this Agreement.

     "Participant" shall have the meaning set forth in Paragraph 10.1(e) hereof.

     "Partnership Agreement" means any of the Joint Venture Agreements, any of the partnership agreements of the PS Partnerships, and any partnership agreement of any other Controlled Partnership, as amended, modified and supplemented from time to time.

     "PBGC" means the Pension Benefit Guaranty Corporation and any successor to all or any part of such corporation's functions under ERISA.

     "Pension Plan" means any Multiemployer Plan or any other employee pension benefit plan (as defined in section 3(2) of ERISA) that is subject to Title IV of ERISA and which the Borrower or any member of the Controlled Group maintains, or to which it makes, is obligated to make or at any time during the preceding five calendar years has made or has been obligated to make contributions.

     "Percentage Interest" means, as to each Subsidiary of the Borrower and each Controlled Partnership, the cumulative percentage ownership interest (direct and indirect) of the Borrower in such Subsidiary's or Controlled Partnership's income.

     "Permitted Acquisition" means any non-hostile acquisition of (i) a Mini-storage Property; (ii) a Business Park Property; (iii) a Combination Property;
(iv) a Mortgage Note; (v) all or substantially all of the equity interests in a partnership or corporation which (A) is engaged in the Business of Borrower and is not engaged substantially in any other business, and (B) has no material liabilities which are not related to its assets owned as of the time of such acquisition; or (vi) a limited partnership interest in a limited partnership which is, immediately prior to such acquisition, an Affiliate of the Borrower and which is engaged in the Business of Borrower and is not engaged substantially in any other business, provided that, as to any such acquisition:

          (a) As of the time of such acquisition, the Debt Rating is equal to or more favorable than BBB-, provided that the condition set forth in this clause (a) shall not apply to an acquisition if either (i) at the time the Borrower entered into a binding contract to make such acquisition (or, in the case of a tender offer, at the time the Borrower filed a statement on Form 14d-1 with the Securities Exchange Commission respecting such tender offer), the Debt Rating was equal to or more favorable than BBB- or (ii) Majority Banks approve such acquisition in the sole discretion of such Banks; and

          (b) no Event of Default or Incipient Default shall exist at the time of such acquisition or would result on a pro forma basis after completion of such acquisition; and

          (c) except as to acquisitions of the type described in clause (vi) above, the Agent shall have received evidence reasonably satisfactory to the Agent that (i) the Borrower has completed an appropriate investigation of the environmental condition of each proposed Acquisition Property, including preparation of a "Phase I" report and, if appropriate, a "Phase II" report, in each case prepared by a recognized environmental engineer in accordance with customary standards, and (ii) such environmental investigation has disclosed no evidence that (A) any proposed Acquisition Property is in violation of any applicable Environmental Laws in any material respect (as determined by the Agent in its reasonable judgment);
     (B) any proposed Acquisition Property may be subject to a judicial or administrative proceeding alleging the violation of any Environmental Law in any material respect (as determined by the Agent in its reasonable judgment); (C) any proposed Acquisition Property is the subject of a federal or state investigation concerning any use or release of any Hazardous Substance; (D) any proposed Acquisition Property has been used in any material respect (as determined by the Agent in its reasonable judgment) for the generation, transportation, treatment, storage or disposal of Hazardous Substances, except for the generation of Hazardous Substances in the ordinary course of business; or (E) there are present in, on, under or about any proposed Acquisition Property any Hazardous Substances in reportable quantities or concentrations, unless satisfactory remediation actions are being taken (as determined by the Agent in its reasonable judgment); and

          (d) of the aggregate number of Acquisition Properties acquired in the then current fiscal quarter (including those included in the proposed acquisition) and the three (3) immediately preceding fiscal quarters, fewer than ten percent (10%) shall constitute Business Park Properties (but, for purposes of calculating such percentage, Acquisition Properties acquired by the Borrower in transactions described in clause (vi) above shall be excluded).

     "Permitted Acquisition Loan" means a Loan the proceeds of which are used to pay the cash consideration for, or expenses incurred in connection with, a Permitted Acquisition.

     "Permitted Encumbrances" means: (a) carriers', warehousemen's, mechanics', landlords', materialmen's, suppliers', tax, assessment, governmental and other like liens and charges arising in the ordinary course of business securing obligations that are not incurred in connection with the obtaining of any advance or credit and which are not overdue, or are being contested in good faith by appropriate proceedings, provided that, in accordance with GAAP, adequate reserves have been established; (b) liens arising in connection with worker's compensation, unemployment insurance, appeal and release bonds and progress payments under government contracts; (c) judgment or attachment liens in existence less than forty-five (45) days after the entry of the judgment, or with respect to which execution has been stayed, or the payment of which is covered in full by insurance; (d) zoning restrictions, easements, licenses or other restrictions on the use of real property, so long as the same do not materially impair the use of such real property by the Borrower or any of its Subsidiaries or any of the Controlled Partnerships or the value thereof to the owner of such real property; (e) any lien existing or arising by operation of law in the ordinary course of business, such as a "banker's lien" or similar right of offset; (f) liens on the property of the Borrower or any of its Subsidiaries or any of the Controlled Partnerships securing (i) the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) obligations on surety and appeal bonds, and (iii) other obligations of a like nature incurred in the ordinary course of business, provided all such liens in the aggregate have no reasonable likelihood of causing a Material Adverse Effect; (g) liens covering equipment, which liens secure purchase money financing for such equipment, provided that (A) any such lien covers only the equipment so acquired, and (B) the indebtedness secured thereby is permitted pursuant to Paragraph 7.8 hereof; (h) liens identified on
Schedule 7.6
attached hereto and any renewals, extensions or replacements thereof, provided that by any such renewal, extension or replacement no lien is extended to additional property and that no monetary amount secured by any such lien is increased; (i) liens securing Non-recourse Indebtedness permitted under clause
(e) of Paragraph 7.8 hereof; and (j) other liens securing obligations in an aggregate amount not exceeding $500,000 at any time.

     "Person" means any individual, corporation, partnership, trust, association or other entity or organization, including any government, political subdivision, agency or instrumentality thereof.

     "Pledge Agreement" means the Partnership Interest Pledge Agreement dated as of September 2, 1994 by the Borrower in favor of the Agent, as Agent for the Banks.

     "Prime Rate" shall be the rate most recently announced by the Agent at its principal office in San Francisco as its "Prime Rate." Prime Rate is one of the Agent's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the reporting thereof after its announcement in such internal publication or publications as the Agent may designate. Any change in the interest rate resulting from a change in such Prime Rate shall become effective as of 12:01 a.m. of the Banking Day on which each change in Prime Rate is announced by the Agent.

     "Projected Balance Sheet" shall have the meaning set forth in Paragraph
5.11 hereof.

     "PS Partnerships" means, collectively, PS Partners, Ltd., a California limited partnership; PS Partners II, Ltd., a California limited partnership; PS Partners III, Ltd., a California limited partnership; PS Partners IV, Ltd., a California limited partnership; PS Partners V, Ltd., a California limited partnership; PS Partners VI, Ltd., a California limited partnership; and PS Partners VII, Ltd., a California limited partnership.

     "PSI" means Public Storage, Inc., a California corporation.

     "PSMI" means Public Storage Management, Inc., a California corporation.

     "PSMI Merger" means a series of merger transactions substantially as described in Schedule 7.1 attached hereto.

     "PSMI Merger Conditions" shall mean the following:

     (a) The Agent shall have received evidence satisfactory to it that all corporate and shareholder action necessary to approve and adopt the agreement effecting the PSMI Merger and to authorize the PSMI Merger shall have been taken by Borrower and all other parties to the PSMI Merger;

     (b) The Agent shall have received evidence satisfactory to it that all Governmental Approvals necessary for the consummation of the PSMI Merger shall have been obtained;

     (c) The Agent shall have been furnished with (a) a pro forma consolidated balance sheet for Borrower and the Consolidated Affiliates and (b) projected statements of income and operations of Borrower and the Consolidated Affiliates for, and as at the end of, the fiscal year in which the closing of the PSMI Merger occurs, in each case giving effect to the PSMI Merger;

     (d) No Event of Default or Incipient Default shall exist at the time of the PSMI Merger or would, in the Agent's reasonable judgment, be likely to result, directly or indirectly, from consummation of the PSMI Merger; and

     (e) The Agent shall have received such other documents, certificates and legal opinions as may be reasonably required relating to the PSMI Merger.

     "PSMI Note Agreement" means the Note Agreement, dated as of November 1, 1993, among PSMI, PSI and certain note purchasers signatory thereto.

     "PSMI Term Notes" means the promissory notes in the aggregate principal amount of $70,500,000 on the date hereof issued by PSMI pursuant to the PSMI Note Agreement.

     "Rate Contracts" means interest rate and currency swap agreements, cap, floor and collar agreements, interest rate insurance, currency spot and forward contracts and other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

     "Rating Agencies" means, collectively, S & P, Moody's Investor Service and Duff & Phelps Credit Rating Co.

     "Rating Notice" shall have the meaning set forth in paragraph 6.2(m) hereof.

     "Rating Notice Date" means the earlier of (a) the date a Rating Notice is sent to the Agent, or (b) the date the Agent, having received actual notice of a change in rating by a Rating Agency of its rating applicable to Borrower's Preferred Stock, sends notice to the Borrower of such change, provided that nothing contained herein shall imply any obligation of the Agent to monitor such ratings changes, or to send such notice except at the instruction of Majority Banks.

     "Reportable Event" means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of thirty (30) days' notice to the PBGC is waived under applicable regulations, a withdrawal from a plan described in Section 4063 of ERISA, or a cessation of operations described in Section 4062(e) of ERISA.

     "Responsible Officer" means the Borrower's Chief Executive Officer, Chief Financial Officer or any Vice President or, with respect to any other Person, such Person's Chief Executive Officer or Chief Financial Officer or, as to a partnership, the Chief Executive Officer or Chief Financial Officer of such Person's general partner.

     "S & P" means Standard and Poors Corporation.

     "Sale-Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Borrower, one of its Subsidiaries or one of the Controlled Partnerships transfers such property to a Person and the Borrower, one of its Subsidiaries or one of the Controlled Partnerships leases it from such Person.

     "Solvent" means, when used with respect to any Person, that at the time of determination:

          (i) the fair value of its assets (both at fair valuation and at present fair salable value) is in excess of the total amount of all of its debts and liabilities, including contingent, subordinated, unmatured and unliquidated liabilities; and

          (ii)  it is then able to pay its debts as they become due; and

          (iii) it owns property having a value (both at fair valuation and at present fair salable value) in excess of the total amount required to pay its debts; and

          (iv)  it has capital sufficient to carry on its business.

     "Specified Affiliate" means any of the Affiliates of the Borrower listed in
Schedule 4.3 attached hereto which, at the time of an Affiliate Acquisition, is principally engaged in the Business of Borrower.

     "Statutory Reserves" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including, without limitation, any marginal, special, emergency or supplemental reserves, and expressed as a decimal) established by the Federal Reserve Board or any other United States banking authority to which the Agent or any Bank is subject for Eurocurrency Liabilities (as defined in Regulation D of the Federal Reserve Board). Such reserve percentages shall include, without limitation, those imposed under said Regulation D. LIBOR Loans shall be deemed to constitute Eurocurrency Liabilities and as such shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to the Banks under said Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

     "Subsidiary" of a Person means any corporation, association or other business entity of which such Person now or hereafter owns, directly or indirectly, securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other governing body thereof.

     "Swing Line" shall mean the line of credit referred to in Paragraph 2.4(a).

     "Swing Line Loan" shall have the meaning set forth in Paragraph 2.4(a).

     "Swing Line Loan Refund" shall have the meaning set forth in Paragraph 2.4(b).

     "Swing Line Note" shall have the meaning set forth in Paragraph 2.4(a).

     "Termination Date" means the Final Maturity Date or any earlier date on which the Total Commitment Amount is reduced to zero pursuant to Paragraph 2.1(b) hereof.

     "Total Commitment Amount" means, subject to Paragraph 2.1(b) hereof, one hundred twenty-five million Dollars ($125,000,000).

     "Total Shareholders' Equity" means the total shareholders' equity of the Borrower, determined in accordance with GAAP as of any day.

     "Unencumbered Assets" means Controlled Properties which are free and clear of Liens, provided that a Controlled Property owned by a Consolidated Affiliate shall not be considered an Unencumbered Asset unless the Borrower's ownership interests (direct and indirect) in such Consolidated Affiliate are free and clear of Liens.

     "Unfunded Bank" means, with respect to any Swing Line Loan, a Bank which shall not have paid to Agent the Swing Line Loan Refund in accordance with Paragraph 2.4(b).

     "Wells Fargo" means Wells Fargo Bank, National Association, for itself and not in its capacity as the Agent.

     "Wholly Owned Subsidiary" means any direct or indirect Subsidiary of the Borrower where the Borrower's ownership of such Subsidiary is through ownership of 100% of all issued and outstanding capital stock and warrants, options or rights to purchase capital stock at all levels.

     "Working Capital Loan" means any Loan which is neither an Affiliate Acquisition Loan nor a Permitted Acquisition Loan.

Each accounting term not defined herein and each accounting term partly defined herein to the extent not defined shall have the meaning given to it under GAAP.


                                   ARTICLE 2
                                   ---------

                                     Loans
                                     -----

     2.1  Revolving Credit.
          ----------------

     (a) Revolving Loans.  Subject to the terms and conditions of this
         ---------------
Agreement, each Bank severally agrees to make loans to the Borrower on a revolving basis (each herein called a "Loan") from time to time on and after the Initial Closing Date until the Termination Date, in an aggregate principal amount not to exceed at any time outstanding such Bank's Commitment Amount. The Borrower shall use the proceeds of the Loans exclusively for payment of cash consideration and expenses incurred in Permitted Acquisitions, for payment of cash consideration and expenses incurred in Affiliate Acquisitions or for general working capital purposes. All of the Loans in the aggregate shall consist of one or more Base Rate Loans and LIBOR Loans. Subject to the terms and conditions of this Agreement, Loans which are repaid may be reborrowed prior to the Termination Date. Each Borrowing of a Base Rate Loan hereunder shall be in an amount equal to an integral multiple of ten thousand Dollars ($10,000) and in a minimum amount of two hundred fifty thousand Dollars ($250,000), and each Borrowing of a LIBOR Loan hereunder shall be in an amount equal to an integral multiple of ten thousand Dollars ($10,000) and in a minimum amount of two million Dollars ($2,000,000).

     (b) Commitment Limits.  The aggregate principal amount of Loans outstanding
         -----------------
shall not at any one time exceed the Total Commitment Amount then in effect.
The Borrower may reduce the Total Commitment Amount upon not less than five (5) Banking Days' telephone notice, confirmed by an Authorized Representative on the date of such notice by electronic facsimile transmission, to the Agent and by repaying to the Banks any Loans outstanding in excess of the limits specified in the immediately preceding sentence. Any such reduction of the Total

Commitment Amount requested by the Borrower shall be in an amount equal to at least two million Dollars ($2,000,000), shall be an integral multiple of ten thousand Dollars ($10,000), and shall be permanent. The Borrower may, by notice to Agent no later than May 22, 1996 and no earlier than ninety (90) days before such date, request that the Banks extend the Final Maturity Date from April 30, 1998 to April 30, 1999. The Final Maturity Date shall be so extended if, but only if, all of the Banks, in the sole and absolute discretion of each Bank, so agree in writing. If the Banks shall have agreed to extend the Final Maturity Date in accordance with the immediately preceding sentence, then the Borrower may, by notice to Agent no later than May 22, 1997 and no earlier than ninety
(90) days before such date, request that the Banks extend the Final Maturity Date from April 30, 1999 to April 30, 2000. The Final Maturity Date shall be so extended if, but only if, all of the Banks, in the sole and absolute discretion of each Bank, so agree in writing.

     (c) Borrowing Procedures.  For any proposed Borrowing which is to be a Base
         --------------------
Rate Loan, an Authorized Representative shall give the Agent telephone notice not later than 9:00 a.m. (San Francisco time) at least one (1) Banking Day prior to the date of the proposed Borrowing, confirmed by a written borrowing request in substantially the form attached hereto as Exhibit 2.1(c) (a "Loan Request"), executed by an Authorized Representative and received by the Agent by facsimile on the day of such telephone notice. For any proposed Borrowing which is to consist of at least one LIBOR Loan, an Authorized Representative shall give the Agent telephone notice not later than 9:00 a.m. (San Francisco time) at least three (3) Banking Days prior to the date of the proposed Borrowing, confirmed by a Loan Request executed by an Authorized Representative and received by the Agent by facsimile on the day of such telephone notice. Each Loan Request shall specify the purpose for which the Borrower intends to use the proceeds of the requested Loan and, in the case of a Loan Request for an Affiliate Acquisition Loan or a Permitted Acquisition Loan shall describe the proposed acquisition in sufficient detail to allow the Agent to determine that the conditions applicable to such Loans have been satisfied. Upon the Agent's receipt of the Loan Request, the Agent shall on the same Banking Day notify each Bank of the proposed Borrowing, including the date and amount thereof. Each Bank will make an amount equal to its respective Commitment Percentage of the Borrowing available to the Agent for the account of the Borrower at the office of the Agent for payment by 10:00 a.m. (San Francisco time) on the borrowing date requested by the Borrower in funds immediately available to the Agent. Unless any applicable condition specified in Article 4 has not been satisfied, the proceeds of all such Loans will then be made available to the Borrower by the Agent by crediting the Borrower's Account with the aggregate of the amounts made available to the Agent by the Banks in like funds as received by the Agent.

     (d) Notes.  The Borrower's obligations to repay all Loans made by the Banks
         -----
shall be evidenced by a promissory note in favor of each Bank in the form attached hereto as Exhibit 2.1(d) (the "Notes"). On the Initial Closing Date, the Borrower shall deliver to the Agent Notes payable to the respective Banks in the Initial Commitment Amount of each Bank, executed by an Authorized Representative.

     2.2  Interest and Fees.
          -----------------

     (a) Interest.  Subject to all other provisions of this Paragraph 2.2, all
         --------
or a part of each Loan may, at the option of the Borrower, be a Base Rate Loan or a LIBOR Loan. Subject to Paragraph 2.2(f) hereof, the Loans shall bear interest from the date of disbursement on the unpaid principal amount thereof until such amount shall become due and payable (whether upon Maturity, by Acceleration or otherwise) (i) in the case of each Base Rate Loan, at a fluctuating rate per annum equal to the Base Rate, as from time to time in effect, plus the Applicable Margin in effect from time to time, and (ii) in the case of each LIBOR Loan, at a rate per annum equal to the LIBOR Rate for the applicable Interest Period plus the Applicable Margin in effect from time to time. Interest on each Base Rate Loan shall be payable in arrears on the last Banking Day of each calendar quarter, commencing with the quarter ending June 30, 1995, on any date that such Base Rate Loan is converted to a LIBOR Loan, on the date of any prepayment as to the amount of such prepayment, and on the Termination Date. Interest on each LIBOR Loan shall be payable in arrears on the last day of the applicable Interest Period (provided, however, that interest on each LIBOR Loan with an Interest Period of six (6) months shall be paid three
(3) months after commencement of such Interest Period), on any date when such LIBOR Loan is converted to a Base Rate Loan, on the date on which any LIBOR Loan is prepaid as to the amount of such prepayment, and on the Termination Date.

     While any Event of Default exists or after Acceleration, the Loans shall bear interest at a rate equal to the applicable rate provided above plus two percent (2%) per annum. All other Obligations, if not paid when due, shall bear interest from the date when due until paid, at a rate equal to the Base Rate plus the Applicable Margin plus two percent (2%) per annum.

     (b) Extensions and Conversions.  Subject to the terms and conditions
         --------------------------
hereof, the Borrower shall have the option at any time to convert all or any part of a Loan into a Base Rate Loan or a LIBOR Loan; provided, however, that a LIBOR Loan may be converted only as of the last day of the applicable Interest Period. Subject to the terms and conditions hereof, the Borrower may extend a LIBOR Loan beyond its current Interest Period. In the case of a proposed conversion of a Base Rate Loan into a LIBOR Loan or an extension of a LIBOR Loan, an Authorized Representative shall give the Agent telephone notice not later than 9:00 a.m. (San Francisco time) at least three (3)

Banking Days prior to the date of the proposed conversion or extension, confirmed by a written notice in the form of Exhibit 2.2(b) attached hereto (a "Notice of Conversion/Extension") executed by an Authorized Representative and received by the Agent by facsimile on the day of such telephone notice. In the case of a proposed conversion into a Base Rate Loan, an Authorized Representative shall give the Agent telephone notice not later than 9:00 a.m. (San Francisco time) at least one (1) Banking Day prior to the end of the applicable Interest Period confirmed by a Notice of Conversion/Extension executed by any Authorized Representative and received by the Agent by facsimile the day of such telephone notice. Any notice given by an Authorized Representative under this Paragraph 2.2(b) shall be irrevocable.
Notwithstanding anything to the contrary in this Paragraph 2.2(b), if an Event of Default shall have occurred and be continuing on the last day of an Interest Period for a LIBOR Loan, then such Loan shall automatically be converted to a Base Rate Loan. Unless the Agent receives notice of a proposed conversion or extension as and when required hereunder, then at the end of an Interest Period for a LIBOR Loan, such Loan shall automatically convert to a Base Rate Loan.

     (c) Commitment Fee.  The Borrower shall pay to the Agent for the account of
         --------------
each Bank a commitment fee (the "Commitment Fee") on the average daily unused portion of such Bank's Commitment Amount at a rate per annum determined as set forth below for each calendar quarter based upon the Applicable Interest Coverage Ratio determined as of the first Banking Day of such calendar quarter:

         Applicable Interest
         Coverage Ratio                   Commitment Fee
         -------------------              --------------

         Less than 7.0 to 1.0                 0.375%

         Equal to or greater than
         7.0 to 1.0, but less
         than 10.0 to 1.0                     0.325%

         Equal to or greater than
         10.0 to 1.0, but less
         than 13.0 to 1.0                     0.300%

         Equal to or greater than
         13.0 to 1.0, but less
         than 15.0 to 1.0                     0.275%

         Equal to or greater than
         15.0 to 1.0                          0.250%


provided, however, that, irrespective of the Applicable Interest Coverage Ratio, if on the first Banking Day of any calendar quarter Borrower's Preferred Stock is not rated Investment Grade, the Commitment Fee payable in respect of such quarter shall be calculated at a rate per annum equal to 0.50%.

         Such commitment fee shall (i) be computed on a daily basis based on the respective Commitment Amount of each Bank in effect on each day, (ii) accrue from the Initial Closing Date to the Termination Date and (iii) be payable quarterly in arrears on the last Banking Day of each quarter commencing with the quarter ending June 30, 1995 and on the Termination Date.

         For purposes of calculating the Commitment Fee payable to Wells Fargo, amounts outstanding under the Swing Line shall not be considered outstanding Loans, and shall not reduce the "unused portion" of Wells Fargo's Commitment Amount. The Borrower acknowledges that the effect of the preceding sentence is to require the Borrower to pay both interest and a Commitment Fee with respect to any Swing Line Loan outstanding on any day.

         (d) Computation of Interest and Commitment Fee.  Interest and the
             ------------------------------------------
Commitment Fee shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days.

         (e) Illegality, Taxation and Additional Interest Rate Provisions.
             ------------------------------------------------------------

          (i) In the event the Agent shall have reasonably determined (which reasonable determination shall be conclusive and binding) that by reason of circumstances affecting the interbank Eurodollar market, adequate and reasonable means do not exist for ascertaining Base LIBOR, the Agent shall forthwith give notice of such determination, confirmed in writing, to the Borrower. If such notice is given, and until such notice has been withdrawn by the Agent, no additional LIBOR Loans shall be made and no additional conversions of Loans to LIBOR Loans shall be permitted, and at the end of the Interest Period relating to any outstanding LIBOR Loans, such Loans shall become Base Rate Loans.

          (ii) Notwithstanding any other provisions herein, if any law, treaty, rule or regulation, or determination of a court or other Governmental Authority, or any change therein or in the interpretation or application thereof, shall make it unlawful for a Bank to make or maintain LIBOR Loans, as contemplated by this Agreement, the obligation of such Bank hereunder to make LIBOR Loans shall forthwith be canceled, and each LIBOR Loan of such Bank then outstanding shall immediately become a Base Rate Loan.

          (iii) In the event that any adoption or modification of any law, treaty, rule or regulation, or determination of a court or other Governmental Authority, or that any change in the interpretation or application thereof, which adoption, modification or change becomes effective after the Initial Closing Date, or in the event that compliance by a Bank with any request or directive issued after the date hereof (whether or not having the force of law) from any Governmental Authority:

               (A) does or shall subject a Bank or any of its foreign offices to any tax of any kind whatsoever with respect to this Agreement, the Notes, the Loans or any payments made to and received by such Bank of principal, interest, fees or any other amount payable hereunder; or

               (B) does or shall impose, modify, or hold applicable any reserve, special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, other credit extended by or any other acquisition of funds by, any office of a Bank (other than to the extent previously taken into account in determining the Base Rate or Statutory Reserves); or

               (C) does or shall impose on a Bank any other condition;

     and the result of any of the foregoing is to increase the cost to a Bank of making, renewing or maintaining such Bank's Commitment Amount or the Loans, or to reduce any amount receivable in respect thereof or under any of the Loan Documents; then, in any such case, such Bank shall notify the Borrower of any such event of which it has knowledge and shall deliver to the Agent and the Borrower a written statement in reasonable detail of the losses or expenses sustained or incurred, and any reasonable allocation made by such Bank of such losses and expenses shall be conclusive. The Borrower shall, upon demand, pay the amount of such losses and expenses.

     (f) Capital Adequacy Requirements.  If any Bank shall have determined that
         -----------------------------
the adoption of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein or any change in the interpretation or administration thereof by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or compliance by such Bank (or its lending office) or any corporation controlling such Bank, with any request, guideline or directive regarding capital adequacy (whether or not having the force of law) of any such central bank or other authority, affects the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank, and such Bank determines that the amount of such capital is increased as a consequence of its obligation under this Agreement, then, upon demand of such Bank, the Borrower shall immediately pay to such Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate such Bank for such increase as set forth in a reasonably detailed statement.

     2.3  Payments.
          --------

     (a) Payment of Loans.  The Borrower shall repay all Loans then outstanding
         ----------------
on the Termination Date.

     (b) Optional Prepayment.  Subject to the following and the provisions of
         -------------------
Paragraph 2.3(d) hereof, the Borrower may at any time prepay, upon not less than one (1) Banking Day's prior notice to the Agent in the case of Base Rate Loans, or three (3) Banking Days' prior written notice to the Agent as to any LIBOR Loans, any or all of the Loans in whole or in part, without penalty or premium. Each such prepayment shall include interest accrued to the date of prepayment on the amount of such prepayment. Any such notice of prepayment shall specify the amount of the prepayment. Any such prepayment shall be in a minimum principal amount of two million Dollars ($2,000,000) and in a principal amount which is an integral multiple of ten thousand Dollars ($10,000).

     (c) Mandatory Prepayments.  (i) If at any time the aggregate principal
         ---------------------
amount of the Loans outstanding exceeds the Total Commitment Amount then in effect, or if the aggregate principal amount of Affiliate Acquisition Loans outstanding exceeds the Affiliate Acquisition Loan Limit then in effect, then the Borrower shall immediately pay to the Agent for the account of each Bank the amount of such excess (as a prepayment in respect of the Loans), plus any amount due under Paragraph 2.3(d) hereof as a result of such prepayment.

     (ii) The Borrower shall make prepayments to the Banks in respect of the Loans in amounts equal to:

          (A) one hundred percent (100%) of all net cash proceeds in excess of five million dollars ($5,000,000) in the aggregate during any fiscal year received by the Borrower from sales of assets by the Borrower, any Subsidiary of the Borrower or any Controlled Partnership (and, for purposes of this subparagraph, the Borrower shall be deemed to have received its Percentage Interest of net proceeds of any such sale by a Subsidiary or a Controlled Partnership);

          (B) one hundred percent (100%) of all net cash proceeds received by Borrower from any issuance by the

     Borrower, any of its Subsidiaries or any Controlled Partnership of debt or equity securities; and

          (C) one hundred percent (100%) of all net cash proceeds received by the Borrower from or as a result of the dissolution of any of the Borrower's Subsidiaries or any Controlled Partnership (and, for purposes of this sub-paragraph, the Borrower shall be deemed to have received its Percentage Interest of any net cash proceeds of any such dissolution).

Notwithstanding the foregoing, if in any fiscal year, the Borrower receives or is deemed to receive an amount in excess of fifteen percent (15%) of the consolidated assets of the Borrower and the Consolidated Subsidiaries (determined as of the last day of the immediately preceding fiscal year) in the aggregate from all transactions described in clauses (A) and (C) of this Section, then (to the extent required by the terms of the PSMI Term Notes) such excess shall be paid pro rata to the Banks and the holders of the PSMI Term Notes in accordance with the respective outstanding principal amounts thereof.

     (d) Payments Prior to Interest Period Expiration.  The Borrower hereby
         --------------------------------------------
agrees to indemnify and hold the Banks free and harmless from any loss or expense (including, without limitation, any loss or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by the Banks to fund or maintain any LIBOR Loan and in addition to any interest or other payments which may be due the Banks under this Agreement) which the Banks may incur as a result of (i) the termination of this Agreement without the occurrence of the Initial Closing Date, other than by reason of a default by the Banks, (ii) the failure by the Borrower to accept or complete a borrowing, conversion or extension with respect to a LIBOR Loan after making a request therefor, (iii) the failure of the Borrower to make any prepayment after notice has been given in accordance with Paragraph 2.3(b) hereof, (iv) a prepayment in whole or in part (whether optional or mandatory) of any LIBOR Loan prior to the expiration of a related Interest Period, or (v) the conversion of a LIBOR Loan as a result of any of the events indicated in Paragraph 2.2(e) hereof. The Agent shall deliver to the Borrower a written statement in reasonable detail of any amounts due the Banks as provided above, and such statement, in the absence of manifest error, shall be fixed and binding on both parties. In no event shall any amounts be payable by the Banks to the Borrower under this Paragraph 2.3(d).

     (e) Payments by the Borrower.  All payments (including prepayments)
         ------------------------
required to be made to the Banks on account of principal, interest, fees or other Obligations shall be made without set-off or counterclaim and shall be made to the Agent, for the account of the Banks, at the Agent's Regional Commercial Banking Office in El Monte, California, in Dollars and in immediately available funds no later than 12:00 noon (San Francisco time). The Agent will promptly distribute to each Bank its Commitment Percentage of such principal, interest, fees or other amounts, in like funds as received. Any such amount payable to the Banks which is received by the Agent and is not distributed to a Bank within two (2) Banking Days after receipt shall be payable to such Bank with interest for the period from and after such second Banking Day until paid at the daily Federal Funds Rate. Any payment which is received by the Agent later than 12:00 noon (San Francisco time) shall be deemed to have been received on the immediately succeeding Banking Day. Whenever any payment hereunder shall be stated to be due on a day other than a Banking Day, such payment shall be made on the next succeeding Banking Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may (but shall not be so required), in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent such payment has not been made in full to the Agent, each Bank shall repay to the Agent on demand such amount distributed to such Bank, together with interest thereon for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate as in effect from time to time. The Borrower irrevocably authorizes the Agent to debit the Borrower's Account or any other account maintained by the Borrower with the Agent for any payment due the Agent or the Banks hereunder.

     (f) Payments by the Banks to the Agent.  Each Bank shall make available to
         ----------------------------------
the Agent in immediately available funds for deposit to the Borrower's Account the amount of such Bank's Commitment Percentage of any Borrowing. Unless the Agent shall have received notice from a Bank at least one Banking Day prior to the date of any proposed Borrowing that such Bank will not make available to the Agent for the account of the Borrower the amount of that Bank's Commitment Percentage of the proposed Borrowing, the Agent may assume that each Bank has made such amount available to the Agent on the borrowing date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent any Bank shall not have made its full amount available to the Agent and the Agent in such circumstances has made available to the Borrower such amount, that Bank shall within two (2) Banking Days following the date of such Borrowing make such amount available to the Agent, together with interest at the Federal Funds Rate as in effect for each day during such period. A notice from the Agent submitted to any Bank with respect to amounts owing under this Paragraph 2.3(f) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Bank's Loan on the date of the Borrowing for all purposes of this Agreement. If such amount is not made available to the Agent within two (2) Banking Days following the date of such Borrowing, the Agent shall notify the Borrower of such failure to fund and, upon demand by the Agent, the Borrower shall pay such amount to the Agent for the Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing. The failure of any Bank to make any Loan on any date of any proposed Borrowing shall not relieve any other Bank of its obligation hereunder to make its Loan on such date, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on such date.

     (g) Sharing of Payments, etc.  If at any time any Bank shall obtain on
         -------------------------
account of the Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Commitment Percentage of payments on account of the Loans obtained by all the Banks, such Bank shall forthwith (a) notify the Agent of such fact, and (b) purchase from the other Banks such participations in the Loans made by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them; provided, however, that if all or any portion of such
                           --------  -------
excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid thereto together with an amount equal to such paying Bank's Commitment Percentage (according to the proportion of (i) the amount of such paying Bank's required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Paragraph 2.3(g) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of offset in Paragraph 2.3(h) hereof), with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation. The Agent shall keep records (which shall be conclusive and binding in the absence of manifest error), of participations purchased pursuant to this Paragraph 2.3(g) and shall in each case notify the Banks following any such purchases.

     (h) Offset.  In addition to and not in limitation of all rights of offset
         ------
that the Banks may have under applicable law, the Banks, upon the occurrence and during the continuance of an Acceleration, shall have the right to appropriate and apply to the payment of all Obligations any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter with the Banks. Each Bank agrees promptly to notify the

Borrower and the Agent after any such offset and application made by such Bank; provided, however, that the failure to give such notice shall not affect the
- --------  -------
validity of such offset and application. The rights of each Bank under this Paragraph 2.3(h) are in addition to the other rights and remedies which such Bank may have.

     (i) Allocation of Payments.  Except as otherwise provided in Section
         ----------------------
3.2(c), all payments made by the Borrower to the Agent which are allocable to principal amounts of outstanding Loans shall be allocated in accordance with the Borrower's instructions; or in the absence of such instructions, such payments shall be allocated first to Permitted Acquisition Loans and Affiliate Acquisition Loans, pro rata in accordance with the respective outstanding amounts thereof, and then to other Loans.

     2.4  Swing Line.
          ----------

     (a) Swing Line.  In the event that Agent receives a Loan Request for a Base
         ----------
Rate Loan which Loan Request expressly requests funds on the same Banking Day that the Agent receives such Loan Request, then, upon and subject to the terms and conditions of this Agreement, Wells Fargo hereby agrees to make a portion of Wells Fargo's Commitment available to the Borrower by making loans under the Swing Line (each a "Swing Line Loan"), in accordance with this Paragraph 2.4, the proceeds of which shall be used exclusively for the purposes permitted pursuant to Paragraph 2.1(a) hereof. Each Swing Line Loan shall be made on the same Banking Day that the Agent receives a Loan Request in accordance with Paragraph 2.1(c) hereof. The Borrower's obligations to repay all Swing Line Loans shall be evidenced by a promissory note in favor of the Agent in the form attached hereto as Exhibit 2.4(a) (the "Swing Line Note").

     (b) Borrowing and Repayment.  The Borrower may from time to time during the
         -----------------------
term of the Swing Line, borrow, partially or wholly repay outstanding borrowings and reborrow, subject to all of the limitations, terms and conditions contained in this Agreement; provided, however, that no Swing Line Loan shall be available if such Swing Line Loan would cause (i) the sum of the aggregate principal balance of all outstanding Swing Line Loans to exceed thirty million Dollars ($30,000,000), (ii) the sum of the aggregate principal balance of all outstanding Swing Line Loans and the aggregate principal balance of all other Loans to exceed the Total Commitment Amount then in effect, or (iii) the sum of the aggregate principal balance of all outstanding Swing Line Loans and the aggregate principal balance of all other Loans by Wells Fargo to exceed Wells Fargo's Commitment Amount then in effect. All Swing Line Loans shall, except as otherwise set forth in this Paragraph 2.4, be upon and subject to all of the terms and conditions (including, without limitation, interest terms) of this Agreement applicable to Base Rate Loans, and, if not repaid or refunded earlier (as set forth hereinbelow), shall be due and payable on the Termination Date.

     With respect to any Swing Line Loans which have not been voluntarily repaid by the Borrower or refunded by a Bank as provided herein, such Bank shall, on the Banking Day immediately following the day on which such Swing Line Loan was made, pay to the Agent, for the account of Wells Fargo, an amount equal to its Commitment Percentage of the subject Swing Line Loan (the "Swing Line Loan Refund"). On the Banking Day on which a Swing Line Loan Refund is received by the Agent, (i) the Swing Line Loan shall be deemed to be repaid in an amount equal to the amount of such Swing Line Loan Refund, and (ii) the Bank paying such Swing Line Loan Refund shall be deemed to have made a Base Rate Loan in the amount of such Swing Line Loan Refund. Nothing in this Paragraph 2.4 shall reduce any of the obligations of any Bank under Paragraphs 2.1 or 2.3(f) hereof.

     If, as a result of any bankruptcy or similar proceeding with respect to the Borrower, payments of Swing Line Loan Refunds are not made pursuant to this Paragraph 2.4(b) in an amount sufficient to repay any amounts owed to the Agent in respect of any outstanding Swing Line Loans, each Unfunded Bank shall be deemed to have purchased and hereby agrees to purchase a participation in such outstanding Swing Line Loans in an amount equal to the amount payable by such Unfunded Bank to the Agent in accordance with this Paragraph 2.4(b). Upon one Banking Day's notice from the Agent, any such Unfunded Bank shall pay to the Agent for the account of Wells Fargo an amount equal to the amount of such participation in same day funds at the Agent's Regional Commercial Banking Office in El Monte, California. In the event any such Unfunded Bank fails to pay to the Agent the amount of such Unfunded Bank's participation as provided in this paragraph, interest shall accrue on the amount due at the daily Federal Funds Rate for a period ending on the third Banking Day following the date such amount was due, and at the Base Rate thereafter.

     Anything contained herein to the contrary notwithstanding, each Bank's obligation to make Base Rate Loans for the purpose of paying any Swing Line Loan Refund and each Bank's obligation to purchase a participation in any unpaid Swing Line Loans shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (A) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Agent, the Borrower or any other person or entity for any reason whatsoever; (B) the occurrence or continuance of an Event of Default or an Acceleration; (C) any Material Adverse Change; (D) any breach of this Agreement or any other Loan Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that no Bank shall be obligated to pay any Swing Line Loan Refund if such Bank demonstrates that, without such Bank's consent or an effective waiver by Majority Banks, Wells Fargo advanced the relevant Swing Line Loan with actual knowledge that any applicable condition set forth in Article 4 was not satisfied at the time such Swing Line Loan was advanced.


                                   ARTICLE 3
                                   ---------

                  Transition Provisions; Release of Collateral
                  --------------------------------------------

     3.1  Exchange of Notes.  Prior to the Initial Closing Date, each Bank shall
          -----------------
deposit with the Agent the promissory note (including the "Swing Line Note" as defined in the Original Credit Agreement) issued pursuant to the Original Credit Agreement (collectively, the "Old Notes") held by such Bank, and the Agent shall hold the Old Notes, as bailee for the account of such respective Banks pending the Initial Closing Date. On the Initial Closing Date, upon the Borrower's delivery to the Agent of the Notes pursuant to Section 2.1(d) and the Swing Line Note, the Agent shall cancel the Old Notes, return the cancelled Old Notes to the Borrower and deliver the Notes to the respective Banks and the Swing Line Note to Wells Fargo.

     3.2  Transfer of Loan Balances.  (a) As of the Initial Closing Date, all
          -------------------------
Loans made pursuant to the Original Credit Agreement and not theretofore repaid in full ("Continuing Loans") shall constitute Loans under this Agreement and, subject to Sections 3.2(b) and 3.2(c), shall be subject to all of the terms and conditions of this Agreement. As of the Initial Closing Date, the principal amount of each such Loan shall be deemed to be outstanding under and evidenced by the Note to the order of the Bank which advanced such Loan. From and after the Initial Closing Date, interest on Continuing Loans which were "Base Rate Loans" (as defined in the Original Credit Agreement) shall constitute Base Rate Loans, as defined herein, and shall bear interest as such in accordance with
Section 2.2(a).

     (b) Notwithstanding anything to the contrary in Section 3.2(a), each Continuing Loan which is a "LIBOR Loan" (as defined in the Original Credit Agreement) shall continue to bear interest at the rate determined in accordance with Section 2.2(a) of the Original Loan Agreement until the last day of the Interest Period for such Continuing Loan.

     (c) Notwithstanding the provisions of Section 2.3(e) to the contrary, until the principal amount of all Continuing Loans and all other Obligations in respect of Continuing Loans have been paid in full,

          (i) all principal payments by Borrower (unless expressly designated by the Borrower to be applicable to LIBOR Loans) shall be applied first to the payment of the outstanding principal balance of Continuing Loans which are Base Rate Loans, before application to any Loans advanced on or after the Initial Closing Date;

          (ii) on the last day of any Interest Period for any Continuing Loans which are LIBOR Loans, unless the Borrower pays the principal balance of such LIBOR Loans, such LIBOR Loans shall be extended or converted in accordance with Section 2.2(b); as among the Banks, such extension or conversion shall be deemed to be a repayment of the outstanding principal balance of such Continuing Loans (to be allocated among the Banks according to the Old Commitment Percentages) and an advance of new Loans (pro rata in accordance with the Commitment Percentages); and the Banks shall make appropriate cash adjustments, as determined by Agent, to reflect such deemed repayment and advance; and

         (iii) all payments of interest, principal, fees and other Obligations in respect of Continuing Loans shall be distributed by the Agent to the Banks in accordance with the Old Commitment Percentages.

     3.3  Release of Collateral.  As of the Initial Closing Date, the Pledge
          ---------------------
Agreement and the Liens granted pursuant thereto shall terminate and be of no further force or effect (except that the Obligations of the Borrower which arise under the Pledge Agreement prior to the Initial Closing Date, to the extent not fully performed, shall remain in effect). On or after the Initial Closing Date, the Agent, on behalf of the Banks and at the Borrower's sole cost and expense, shall execute and deliver to the Borrower such documents as the Borrower may request which are reasonably necessary to evidence the release and termination of such Liens.


                                   ARTICLE 4
                                   ---------

                              Conditions Precedent
                              --------------------

     4.1  Conditions to Initial Borrowing.  The effectiveness of this Agreement
          -------------------------------
and the obligation of the Banks to consummate the transactions described in
Article 3 shall be subject to the prior or contemporaneous satisfaction of each of the following conditions precedent on the Initial Closing Date:

          (a) Delivery of Documents.  The Notes and the Swing Line Note shall
              ---------------------
     each have been duly executed and delivered to the Agent by the Borrower;

          (b) Reports, Certificates and Other Information.  The Agent shall have
              -------------------------------------------
     received the following, dated and in full force and effect on the Initial Closing Date, and in form and substance satisfactory to the Agent:

               (i) a certificate of the Secretary or an Assistant Secretary of the Borrower as to (A) its corporate charter and by-laws, (B) authorization of the execution, delivery and performance of this Agreement and all of the other Loan Documents by the Borrower (including action of shareholders, where required), and (C) the incumbency and signatures of persons authorized to act hereunder and thereunder on behalf of the Borrower;

               (ii) a certificate, signed by a Responsible Officer of the Borrower, stating (A) that the representations and warranties contained in Article 5 hereof are then true and accurate as though made on and as of such date, and (B) that there then exists no Event of Default or Incipient Default;

               (iii) a good standing certificate for the Borrower, bearing a date satisfactory to the Agent, issued by the Secretary of State of the State of California; and

               (iv) such other instruments or documents as the Agent may reasonably request relating to the existence and good standing of the Borrower, any of its Subsidiaries, any Controlled Partnership or any other person, or corporate authority for execution, delivery and performance of this Agreement, any of the other Loan Documents or any other document or instrument relating to the Loans.

          (c) Opinions of Counsel.  There shall have been delivered to the Agent
              -------------------
     a written opinion dated as of the Initial Closing Date (i) by David Goldberg, as counsel to the Borrower, substantially in the form of Exhibit 4.1(c) attached hereto, and (ii) by Pillsbury Madison & Sutro, as special counsel to the Agent, covering such matters as the Agent may request;

          (d) Payment of Fees.  The Agent shall have received payment of (i) all
              ---------------
     fees required in the Commitment Letter or the Agent's Letter to be paid on or prior to the Initial Closing Date, and (ii) a reasonable estimate of the reasonable fees and expenses of the Agent's special counsel, Messrs. Pillsbury Madison & Sutro, in connection with preparation, negotiation, execution and closing of this Agreement (provided such estimate shall have been provided to the Borrower at least three (3) days prior to the Initial Closing Date), and (iii) any other fee or other payment due the Agent or the Banks under any of the Loan Documents on or before the Initial Closing Date;

          (e) No Existing Default.  No Event of Default or event which, upon the
              -------------------
     lapse of time or the giving of notice or both, would constitute an Event of Default (an "Incipient Default") shall exist on the Initial Closing Date or after giving effect to the transactions contemplated to take place hereunder on such date;

          (f) Representations and Warranties Correct.  The representations and
              --------------------------------------
     warranties set forth in Article 5 hereof shall be true and correct on the Initial Closing Date, and after giving effect to the transactions contemplated to occur on such date;

          (g) Legality of Transactions.  It shall not be unlawful for the
              ------------------------
     Borrower, the Agent or the Banks to carry out their respective obligations under this Agreement;

          (h) Insurance.  The Borrower shall have obtained the insurance called
              ---------
     for in Paragraph 6.11 hereof and the Agent shall have received evidence satisfactory to it that such insurance is in effect;

          (i) Solvency.  The Agent shall have received a certificate of the
              --------
     Chief Financial Officer of the Borrower in form and substance satisfactory to the Agent that the Borrower, each subsidiary of the Borrower, and each of the Controlled Partnerships is Solvent on and as of the Initial Closing Date;

          (j) Notice of Authorized Representatives.  The Agent shall have
              ------------------------------------
     received a Notice of Authorized Representatives in the form attached hereto as Exhibit 4.1(j) (a "Notice of Authorized Representatives), duly executed on behalf of the Borrower;

          (k) Other Documents.  The Agent shall have received any other
              ---------------
     document, instrument, undertaking or certificate stated in any of the Loan Documents to be delivered on the Initial Closing Date.

     4.2  Conditions to Each Loan.  The obligation of the Banks to make any Loan
          -----------------------
is subject to the prior or contemporaneous satisfaction of each of the following conditions precedent on and as of the date of such Borrowing:

          (a) Initial Closing Date.  The Initial Closing Date shall have
              --------------------
     occurred.

          (b) No Existing Default.  No Event of Default or Incipient Default
              -------------------
     shall exist at the date of such Borrowing, or after giving effect to the transactions contemplated to take place hereunder on such date;

          (c) Representations and Warranties Correct.  The representations and
              --------------------------------------
     warranties set forth in Article 5 hereof shall be true and correct at the date of such Borrowing, and after giving effect to the transactions contemplated to take place hereunder on such date (except that to the extent that such representations and warranties by their terms relate solely to an earlier date, in which case such representations and warranties shall have been true and correct as of the date to which such representations and warranties relate);

          (d) Loan Request.  The Agent shall have received in connection with
              ------------
     each Loan a Loan Request, the receipt of which by the Agent shall constitute a certification by the Borrower that the conditions set forth in Paragraphs 4.2(b) and 4.2(c) hereof are or will be satisfied on and as of the date of such Borrowing; and

          (e) No Material Adverse Change.  No Material Adverse Change shall have
              --------------------------
     occurred since December 31, 1994.

     4.3  Conditions to Acquisition Loans.  The obligation of the Banks to make
          -------------------------------
any Affiliate Acquisition Loan is subject, in addition to the other conditions set forth in Paragraph 4.1 or 4.2, as the case may be, to the prior or contemporaneous satisfaction of the condition that the Agent shall have received a certificate from an Authorized Representative, in form and substance satisfactory to the Agent, to the effect that the proposed acquisition is an Affiliate Acquisition, as defined in this Agreement. The obligation of the Banks to make any Permitted Acquisition Loan is subject, in addition to the other conditions set forth in Paragraph 4.1 or 4.2, as the case may be, to the prior or contemporaneous satisfaction of the following conditions:

          (a) The Agent shall have received a certificate from an Authorized Representative, in form and substance satisfactory to the Agent, to the effect that the proposed acquisition is a Permitted Acquisition, as defined in this Agreement; and

          (b) The Agent shall have received reasonably satisfactory evidence that the conditions set forth in the definition of Permitted Acquisition in
     Article 1 shall have been satisfied.

     4.4  Conditions for the Benefit of the Agent and the Banks.  The conditions
          -----------------------------------------------------
set forth in this Article 4 are for the exclusive benefit of the Banks and the Agent and may be waived only by a written waiver signed by all the Banks or the Agent, as applicable (but the Agent shall not, without the approval of

Majority Banks, waive any such condition which is for the benefit of the Banks).

     4.5  Failure of Conditions.  The Borrower shall take any and all actions
          ---------------------
necessary or appropriate on their part, and shall use their best efforts to cause others to take necessary or appropriate action on their part, in order to satisfy the conditions set forth in Paragraph 4.1 hereof and otherwise cause the Initial Closing Date to occur not later than May 31, 1995. This Agreement (exclusive of obligations of the Borrower stated herein to survive termination hereof) shall terminate if the Initial Closing Date does not occur on or before May 31, 1995. In such event, the Borrower shall pay to Agent on demand such amounts as may be due under the Commitment Letter or the Agent's Letter. The obligation of the Borrower to make such payment shall survive termination of this Agreement.


                                   ARTICLE 5
                                   ---------

                 Representations and Warranties of the Borrower
                 ----------------------------------------------

     In order to induce the Agent and the Banks to enter into or become parties to this Agreement and to extend the Loans, the Borrower makes the following representations and warranties to the Agent and the Banks:

     5.1  Due Organization.  The Borrower and each of its Subsidiaries is a
          ----------------
corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and each is duly licensed or qualified to conduct business, and each is in good standing in each jurisdiction wherein the character of the property owned or the nature of the business transacted by it makes such licensing or qualification necessary, except where the failure to so qualify would not, individually or in the aggregate, have a Material Adverse Effect.

     5.2  Organization, Standing and Qualification of Subsidiaries and
          ------------------------------------------------------------
Partnerships.
- ------------

     (a) Set forth in Schedule 5.2(a) attached hereto is a complete and accurate list of the Borrower's Subsidiaries and all of the Controlled Partnerships, showing their respective jurisdictions of incorporation or organization and, as of the Initial Closing Date, the jurisdictions in which each is qualified to do business as a foreign corporation.

     (b) The corporate charter or articles of incorporation and all amendments thereto for the Borrower and each of its Subsidiaries have been duly filed and are in proper order for each corporation. All of the outstanding capital stock of the Borrower and its Subsidiaries has been validly issued in compliance with all federal and state securities laws and is fully paid and nonassessable. Except as specified in Schedule 5.2(a), all of the capital stock of each of the Subsidiaries listed in Schedule 5.2(a) attached hereto is owned by the Borrower or one of its Subsidiaries free and clear of all mortgages, deeds of trust, pledges, liens, security interests and other charges or encumbrances. Neither the Borrower nor any of its Subsidiaries nor any of the Controlled Partnerships is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any Controlled Partnership Interests, as the case may be.

     (c) Each of the PS Partnerships is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of California, and each is duly licensed or qualified to conduct business and is in good standing in each jurisdiction wherein the character of the property owned or the nature of the business transacted by it makes such licensing or qualification necessary, except where the failure to be so licensed would not, individually or in the aggregate, have a Material Adverse Effect.

     (d) Each of the Joint Ventures is a general partnership, duly organized and validly existing under the laws of the State of California, and each is duly licensed in each jurisdiction wherein the character of the property owned or the nature of the business transacted by it makes such licensing necessary, except where the failure to be so licensed would not, individually or in the aggregate, have a Material Adverse Effect.

     (e) The chief executive office of the Borrower and each of its Subsidiaries and each of the Controlled Partnerships is located at 600 N. Brand Boulevard, Glendale, California 91203-5050.

     5.3  Ownership Structure of Partnerships.  Set forth in Schedule 5.3
          -----------------------------------
attached hereto is an accurate summary description of the ownership interests as of December 31, 1994 (a) of the Borrower in each of the Joint Ventures, (b) of the Borrower in each of the PS Partnerships, (c) of the respective PS Partnerships in the respective Joint Ventures, (d) of the Joint Ventures in the real property directly owned by the respective Joint Ventures, (e) of the PS Partnerships in the real property directly owned by the respective PS Partnerships, and (f) of the Borrower in the real property directly owned by the Borrower. Except as set forth on Schedule 5.3 attached hereto, neither the Borrower nor any of its Subsidiaries nor any Controlled Partnership is a partner in any partnership or a joint venturer in any joint venture.

     5.4  Requisite Power.  The Borrower and each of its Subsidiaries and each
          ---------------
of the Controlled Partnerships has all requisite power and all governmental licenses, permits, authorizations, consents and approvals necessary to own and operate its respective properties and to carry on its respective business as now conducted and as proposed to be conducted, except any such licenses, permits, authorizations, consents and approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect. The Borrower has all requisite power to borrow the sums provided for in this Agreement and to execute, deliver, issue and perform this Agreement, the Notes, the Swing Line Note, and the other Loan Documents.

     5.5  Authorization.  All corporate action on the part of the Borrower and
          -------------
its directors and stockholders necessary for the authorization, execution and delivery and performance of this Agreement, the Notes, the Swing Line Note, and the other Loan Documents has been duly taken and is in full force and effect.

     5.6  Officer Authorization.  Each natural person executing this Agreement
          ---------------------
or any of the other Loan Documents on behalf of the Borrower is (as of the date of such execution) duly and properly in office and fully authorized to execute and deliver the same.

     5.7  Binding Nature.  This Agreement, the Notes, the Swing Line Note, and
          --------------
each of the other Loan Documents is, or upon the execution and delivery thereof will be, a legal, valid and binding obligation of the Borrower, in full force and effect and enforceable in accordance with its respective terms, except for the effect of applicable laws regarding bankruptcy or insolvency and the effect of equitable principles generally.

     5.8  No Conflict.  Neither the execution nor delivery of this Agreement,
          -----------
the Notes, the Swing Line Note, or any of the other Loan Documents nor performance of nor compliance with the terms and provisions hereof or thereof will (a) conflict with or result in a breach of any Governmental Requirement, or of any other agreement or instrument binding upon the Borrower, any of its Subsidiaries or any of the Controlled Partnerships, or conflict with or result in a breach of any provision of the corporate charter or by-laws of the Borrower or any of its Subsidiaries or the Partnership Agreement of any of the Controlled Partnerships, except any such conflict or breach as would not, individually or in the aggregate, result in a Material Adverse Effect, or (b) result in the creation or imposition of any Lien upon any property of the Borrower, any of its Subsidiaries or any of the Controlled Partnerships pursuant to any such agreement or instrument. No authorization, consent or approval or other action by, and no notice to or filing with, any Governmental Authority is required to be obtained or made by the Borrower, any of its Subsidiaries or any of the Controlled Partnerships, other than those which will be obtained or made prior to the Initial Closing Date, for the due execution, delivery and performance by the Borrower of this Agreement, the Notes, the Swing Line Note, or any of the other Loan Documents or for the validity or enforceability thereof.

     5.9  No Event of Default.  No Event of Default or Incipient Default has
          -------------------
occurred and is continuing or would result from the execution, delivery or performance of this Agreement, the Notes, the Swing Line Note, or any of the other Loan Documents.

     5.10  Financial Statements.  The Annual Report and the financial statements
           --------------------
described in Schedule 5.10 attached hereto, copies of which have been furnished to the Agent and the Banks, fairly present the financial condition and results of operations of the Borrower consolidated with the Consolidated Affiliates, as of the dates or for the periods described therein. All such financial statements were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except that financial statements not dated as of the end of a fiscal year are subject to adjustments upon audit. Neither the Borrower nor any Subsidiary of the Borrower nor any of the Controlled Partnerships is liable for any material liability, direct or contingent, including, but not limited to, liabilities for taxes, long-term leases or long-term commitments, which would be required to be shown as a liability or otherwise disclosed in current financial statements.

     5.11  Projected Financial Statements and Projections.  The Agent and the
           ----------------------------------------------
Banks have been furnished with (a) projected consolidated balance sheets (the "Projected Balance Sheet") for the Borrower and the Consolidated Affiliates as of December 31, 1995-99, assuming the consummation of the transactions contemplated to occur on the Initial Closing Date, and (b) projections of the consolidated results of operations for the Borrower and the Consolidated Affiliates for certain future periods. The Projected Balance Sheet and such estimates and projections were prepared with reasonable care on the basis of the assumptions stated therein, and such assumptions are, to the best knowledge and belief of the Borrower, reasonable and made in good faith. It is understood that no representation or warranty is made by the Borrower concerning any predictions, forecasts, estimates, or any other analyses prepared by or on behalf of the Borrower, which are dependent on future events, except as above stated. There is no fact actually known to any Responsible Officer of the Borrower (excluding general economic and political conditions) which may have a Material Adverse Effect which has not been disclosed or reflected in documents furnished to the Agent in connection with this Agreement.

     5.12  Real Property.  The Borrower has good marketable title in fee simple
           -------------
to, or a valid and subsisting leasehold interest in, all real property reasonably necessary for the operation of its business as a whole, free from all Liens of any nature whatsoever, except for Permitted Encumbrances. The Borrower, its Subsidiaries and the Controlled Partnerships have good marketable title in fee simple to all of the real property identified on Schedule 5.12 attached hereto as being owned by the Borrower, a Subsidiary of the Borrower or a Controlled Partnership, in each case free from all Liens of any nature whatsoever, except for Permitted Encumbrances. The Borrower, Subsidiary of the Borrower or Controlled Partnership, as the case may be, is the insured under owner's policies of title insurance covering all real property owned by it, in each case in an amount not less than the purchase price for such real property.

     5.13  Equipment.  The Borrower, its Subsidiaries and the Controlled
           ---------
Partnerships own or have the right to use under valid and subsisting leases, all equipment and fixtures reasonably necessary for the operation of their business as a whole.

     5.14  Contracts.  Schedule 5.14 attached hereto contains a list of all of
           ---------
the documents and terms which comprise the Key Contracts, showing for each the date of such contract, the entity or the entities party to such contract, and identifying all of the documents or terms which comprise such contract. Each of the Key Contracts was in full force and effect as of the Initial Closing Date. All information shown on Schedule 5.14 is complete and accurate. The Borrower has delivered to the Bank accurate and complete copies of each Key Contract, and any amendment or modification thereof. Performance by the parties to all contracts and other commitments of the Borrower, its Subsidiaries and the Controlled Partnerships would not in the aggregate have a Material Adverse Effect. Except as disclosed in Schedule 5.14 and except where the failure of the following to be true and correct would not in the aggregate have a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries nor any Controlled Partnership, nor to the best knowledge of the Borrower, any other party to any contract listed in such Schedule 5.14, is in material default under any Key Contract or under any other contract or commitment, and there are no presently existing facts or circumstances which, if continued or on notice, could reasonably be expected to result in such a default on the part of the Borrower or any of its Subsidiaries or any of the Controlled Partnerships, or, to the best knowledge of the Borrower, on the part of the other party thereto, under any such contract.

     5.15  Intellectual Property.  The Borrower owns or has the right to use all
           ---------------------
patents, copyrights, trademarks, licenses, service marks, trade names and other similar rights (the "Intellectual Property Rights") necessary for the operation of the Borrower's business in the ordinary course. To the best of the Borrower's knowledge, no proceedings have been instituted or are pending or have been threatened in writing which challenge the validity, ownership or use of any such Intellectual Property Rights. To the best knowledge of the Borrower, no infringement of any Intellectual Property Right of any third party has occurred or will result in any way from the operations or business of the Borrower or any of its Subsidiaries or any of the Controlled Partnerships, and no claim has been made by any such third party based on allegation of any such infringement.

     5.16  Litigation and Contingent Liabilities.  Excepting those matters set
           -------------------------------------
forth in Schedule 5.16 attached hereto, there is no action, suit, investigation, tax claim or proceeding pending or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any Subsidiary or any of the Controlled Partnerships or any Controlled Property, before any court, arbitrator or administrative or governmental body which involves an amount (excluding amounts covered by insurance) in excess of one million Dollars ($1,000,000) in any case or five million Dollars ($5,000,000) in the aggregate.

     5.17  Tax Returns and Tax Matters.  The Borrower and each of its
           ---------------------------
Subsidiaries and each of the Controlled Partnerships has filed all federal and state income tax returns which are required to be filed, and each has paid all taxes as shown on said returns and on all assessments received by it to the extent that such taxes have become due. There is no proposed, asserted or assessed tax deficiency against the Borrower or any of its Subsidiaries or any of the Controlled Partnerships, except those being contested in good faith and for which such reserve as is required by GAAP has been created.

     5.18  Partnership Interests.  The Borrower owns all of the partnership
           ---------------------
interests in the Controlled Partnerships set forth in Schedule 5.3 attached hereto, free from all Liens or other adverse claims. Schedule 5.18 attached hereto contains a complete and accurate description of each Partnership Agreement of the respective Controlled Partnerships, including all amendments and modifications thereof. The Borrower has delivered to the Bank accurate and complete copies of each such Partnership Agreement, amendment and modification, each of which is in full force and effect. The Borrower has made all contributions of capital to each of the Controlled Partnerships, and has performed all obligations of the Borrower, as required under the terms of the respective Partnership Agreements.

     5.19  REIT Status.  The Borrower has elected to be qualified as, and
           -----------
conducts its business in a manner so as to qualify as, a real estate investment trust pursuant to sections 856-886 of the Code. There is no proposed, asserted or assessed federal income tax deficiency against the Borrower arising out of the Borrower's alleged failure to so qualify as a real estate investment trust.

     5.20  No Subordination.  The Borrower is not a party to or bound by any
           ----------------
agreement, instrument or indenture that may require the subordination in right of payment of any of the Obligations to any other indebtedness or obligation of the Borrower.

     5.21  Employee Benefits.
           -----------------

     (a) Plans Maintained.  Except as provided in Schedule 5.21(i) with respect
         ----------------
to clauses (i) and (ii), below, or in Schedule 5.21(ii) with respect to clauses
(iii), (iv) and (v),
neither the Borrower nor any ERISA Affiliated Group member is a party to, contributes to or is currently obligated to contribute to any plans, programs, agreements, policies, commitments or other arrangements (whether or not set forth in a written document) in the following categories:

          (i) Any funded employee pension benefit plan, as defined in section 3(2) of ERISA, including any Multiemployer Plan, other than Multiemployer Plans with an aggregate withdrawal liability of less than $100,000;

          (ii) Any retiree or survivor health care plan (other than COBRA) or any other retiree or survivor welfare benefit program as defined in section 3(1) of ERISA;

          (iii) Any plan that is an excess benefit plan, as defined in section 3(36) of ERISA, and is unfunded, as described in section 4(b)(5) of ERISA, or any other unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees (as described in sections 201(2) or 301(a)(3) or ERISA);

          (iv) Any bonus, deferred-compensation, incentive, restricted-stock, stock purchase, stock option, stock appreciation right, phantom stock, debenture, supplemental pension, profit-sharing, commission, or similar plan or arrangement; or

          (v) Any plan, program, agreement, policy, commitment or other arrangement relating to severance or termination pay, whether or not published or generally known.

     (b) Reporting and Disclosure.  With respect to each Employee Benefit Plan,
         ------------------------
including employee welfare benefit plans not required to be listed in Schedule 5.21, and which is subject to the reporting, disclosure and record retention requirements set forth in Part 1 of Subtitle B of Title I of ERISA and the regulations thereunder, each of such requirements has been fully met on a timely basis, except where instances of failing to do so could not, considered in the aggregate, have a Material Adverse Effect. The representation and warranty set forth in this Paragraph 5.21(b) is made to the best knowledge of the Borrower to the extent that it applies to a Multiemployer Plan.

     (c) Qualification of Plans.  Each Employee Benefit Plan which is intended
         ----------------------
to be qualified under section 401(a) of the Code, including any Multiemployer Plan not required to be listed in Schedule 5.21(i), has been determined by the Internal Revenue Service in writing to be so qualified in the past. To the best knowledge of the Borrower, since the Internal Revenue Service issued its determination with respect to any such plan, there has been no occurrence (including, without limitation, a plan amendment, the enactment of legislation or the adoption of regulations) that could cause such plan not to be so qualified which cannot be corrected by an amendment adopted within the applicable remedial amendment period. Within the applicable remedial amendment period described in the regulations under section 401(b) of the Code, any such amendment shall be adopted and an application for such a determination will be submitted to the Internal Revenue Service with respect to such amendment and Borrower will adopt any additional amendments required to maintain such qualification. Each such plan has in all material respects been administered in accordance with its terms and the applicable provisions of ERISA and the Code and the regulations thereunder. The representations and warranties set forth in this Paragraph 5.21(c) are made to the best knowledge of the Borrower with respect to any Multiemployer Plan.

     (d) Contributions and Premiums.  All contributions, premiums or other
         --------------------------
payments due from the Borrower or any member of the Controlled Group to (or under) any Employee Benefit Plan have been fully paid or adequately provided for on the books and financial statements of the Borrower or such member of the Controlled Group.

     (e) Litigation and Extraordinary Claims.  There are no pending or, to the
         -----------------------------------
best knowledge of the Borrower, threatened claims, actions or lawsuits, other than immaterial claims for benefits in the usual and ordinary course, asserted or instituted against (i) any Employee Benefit Plan, (ii) any member of the Controlled Group with respect to any Employee Benefit Plan or (iii) any fiduciary with respect to any Employee Benefit Plan.

     (f) Prohibited Transactions.  With respect to each Employee Benefit Plan
         -----------------------
which is subject to Part 4 of Subtitle B of Title I of ERISA, there does not now exist, nor has there existed within the six-year period ending on the date hereof, any act or omission which constitutes a violation of sections 406 or 407 of ERISA and is not exempted by section 408 of ERISA or which constitutes a violation of section 4975(c) of the Code and is not exempted by section 4975(d) of the Code, except for violations which, considered in the aggregate, would not have a Material Adverse Effect.

     (g) COBRA.  With respect to its Employee Benefit Plans, the Borrower and
         -----
all of its Subsidiaries are in compliance with COBRA, except for violations which, considered in the aggregate, would not have a Material Adverse Effect.

     5.22  Environmental Matters.  Except as disclosed in Schedule 5.22 attached
           ---------------------
hereto, (i) to the best knowledge of the Borrower, each of the Controlled Properties and the operations of the Borrower, and each of its Subsidiaries and each of the Controlled Partnerships comply in all respects with all applic-able Environmental Laws; (ii) to the best knowledge of the Borrower, none of the Controlled Properties nor the operations of the Borrower, any of its Subsidiaries or any of the Controlled Partnerships is subject to any judicial or administrative proceeding alleging the violation of any Environmental Law; (iii) to the best knowledge of the Borrower, none of the Controlled Properties nor the operations of the Borrower, any of its Subsidiaries or any of the Controlled Partnerships is the subject of any federal or state investigation concerning any use or release of any Hazardous Substance; (iv) neither the Borrower nor any of its Subsidiaries nor any of the Controlled Partnerships, nor, to the best knowledge of the Borrower, any predecessor of the Borrower or any of its Subsidiaries or any of the Controlled Partnerships, has filed any notice under any federal or state law indicating past or present treatment, storage or disposal of a hazardous waste or reporting a spill or release of a Hazardous Substance into the environment; (v) to the best knowledge of the Borrower, neither the Borrower nor any of its Subsidiaries nor any of the Controlled Partnerships has any contingent liability in connection with any release of any Hazardous Substance into the environment and no such release which could require remediation has occurred; (vi) neither the Borrower's nor any of its Subsidiaries' nor any of the Controlled Partnerships' operations involve the generation, transportation, treatment, storage or disposal of Hazardous Substances, except for the generation of Hazardous Substances in the ordinary course of business and storage by tenants in violation of their leases; (vii) neither the Borrower nor any of its Subsidiaries nor any of the Controlled Partnerships has disposed of any material amount of any Hazardous Substance in, on or about any Controlled Property and, to the best of the knowledge of the Borrower, neither has any lessee, prior owner, or other Person; (viii) no surface impoundments or, to the best of the knowledge of the Borrower, underground storage tanks are located in, on or about any of the Controlled Property; and (ix) no Lien in favor of any Governmental Authority for (A) any liability under Environmental Laws, or (B) damages arising from or costs incurred by such Governmental Authority in response to a release of any Hazardous Substance into the environment has been filed or attached to any of the Controlled Property.

     5.23  Insurance.  Schedule 5.23 attached hereto contains a complete and
           ---------
accurate list, as of the Initial Closing Date, of all liability insurance policies maintained by the Borrower, any of its Subsidiaries or any of the Controlled Partnerships. Such insurance is maintained with insurers duly licensed in the applicable jurisdictions, in such amounts and against such risks and losses as is reasonable for their business and properties. All such insurance is in full force and effect and all premiums due in respect thereof have been paid.

     5.24  Compliance with Laws.  The Borrower, each of its Subsidiaries and
           --------------------
each of the Controlled Partnerships are in compliance with all Governmental Requirements applicable to their properties, assets and business with only such exceptions as in the aggregate could not have a Material Adverse Effect. There are no proceedings pending or, to the best of their knowledge, threatened, to terminate or modify any Governmental Approvals.

     5.25  Statutory Regulation.  Neither the Borrower nor any of its
           --------------------
Subsidiaries nor any of the Controlled Partnerships is an investment company within the meaning of the Investment Company Act of 1940, as amended, or is, directly or indirectly, controlled by or acting on behalf of any person which is an investment company, within the meaning of said Act. Neither the Borrower nor any of its Subsidiaries nor any of the Controlled Partnerships is subject to any state law or regulation regulating public utilities or similar entities, or is, within the meaning of the Public Utility Holding Company Act of 1935, as amended, (a) a holding company; (b) a subsidiary or affiliate of a holding company; or (c) a public utility. Neither the Borrower nor any of its Subsidiaries nor any of the Controlled Partnerships is subject to regulation under the Interstate Commerce Act or the Federal Power Act or under any other federal or state statute or regulation limiting or placing conditions upon their respective power or right to borrow money.

     5.26  Use of Proceeds; Regulation U.  Neither the Borrower nor any of its
           -----------------------------
Subsidiaries nor any of the Controlled Partnerships is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States). The Loans will not be subject to Regulation U or Regulation X of said Board of Governors. No part of the proceeds of the Loans will be used for any purpose which violates, or which is inconsistent with, the provisions of Regulation G, T, U or X of said Board of Governors.

     5.27  Solvency.  As of the Initial Closing Date and after giving effect to
           --------
the transactions contemplated by this Agreement and the other Loan Documents, including all of the Loans made and to be made hereunder, the Borrower is Solvent and each of its Subsidiaries is Solvent and each of the Controlled Partnerships is Solvent.

     5.28  Fiscal Year.  The fiscal year of the Borrower ends on December 31.
           -----------

                                ARTICLE 6
                                ---------

                             Affirmative Covenants
                             ---------------------

          The Borrower covenants and agrees that so long as any Obligation is outstanding or any Commitment is in effect it will comply with and, if applicable, cause each of its Subsidiaries and each of the Controlled Partnerships to comply with the following provisions:

          6.1  Accounting Records.  The Borrower and each of its Subsidiaries
               ------------------
and each of the Controlled Partnerships shall maintain adequate books and accounts in accordance with sound business practices and GAAP consistently applied.

          6.2  Financial Statements and Notices.  The Borrower shall furnish to
               --------------------------------
the Agent with sufficient copies for each Bank the following financial statements, information and notices:

          (a) Within fifty (50) days after the close of each quarter (other than the fourth quarter) of each of Borrower's fiscal years, commencing with the fiscal quarter ending March 31, 1995, a copy of the Borrower's Quarterly Report on Form 10-Q filed with the Securities Exchange Commission, including the financial statements of the Borrower for such quarter. All such financial statements shall be prepared on a consolidated basis for the Borrower and the Consolidated Affiliates, in reasonable detail, subject to year-end audit adjustments, shall include appropriate comparisons to the same period for the prior year, and shall be certified by the Chief Financial Officer of the Borrower to have been prepared in accordance with GAAP consistently applied, subject to year-end audit adjustments;

          (b) Within one hundred twenty (120) days after the close of each fiscal year, commencing with the fiscal year ending December 31, 1995, a copy of the Borrower's Annual Report on Form 10-K filed with the Securities Exchange Commission, including the consolidated financial statements of the Borrower and the Consolidated Affiliates for such year. All such financial statements shall include appropriate comparisons to the prior year. Such consolidated financial statements shall be audited by Ernst & Young or another independent certified public accounting firm acceptable to the Majority Banks, and shall include a report of such accounting firm, which report shall be unqualified and shall state that such financial statements fairly present the financial position of the Borrower and the Consolidated Affiliates as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP consistently applied. Such report shall include a letter from the auditor in the form of Exhibit 6.2(b) attached hereto, confirming compliance (or specifying any noncompliance) with the covenants set forth in Paragraph 6.20 hereof);

          (c) Contemporaneously with each quarterly and year-end financial report required by the foregoing paragraphs (a) and (b), a certificate in the form of Exhibit 6.2(c) attached hereto, together with such information as may be reasonably necessary to permit the Agent and the Banks to confirm the Borrower's compliance with the covenants referred to in such certificate;

          (d) Contemporaneously with each year-end financial report required by the foregoing paragraph (b) and at such other times as the Agent may request, an occupancy report setting forth, for each state in which any Controlled Property is located, the number of Mini-storage Properties, the aggregate square footage thereof and the percentage of such square footage then under lease; the number of Business Park Properties, the aggregate square footage thereof and the percentage of such square footage then under lease; the number of Combination Properties, the aggregate square footage thereof and the percentage of such square footage then under lease; together with totals for all states for each such category of information;

          (e) Contemporaneously with each year-end financial report required by the foregoing paragraph (b) and at such other times as the Agent may request, a report setting forth the information in Schedule 5.3 updated to the last day of the fiscal quarter most recently ended;

          (f) Promptly after they are released, sent, made available or filed, copies of the Reports on Form 10-K or 10-Q filed by the PS Partnerships, all press releases, material reports, proxy statements and financial statements that the Borrower sends or makes available to its stockholders and all registration statements and reports that the Borrower files with the Securities and Exchange Commission, or any other governmental official, agency or authority;

          (g) Promptly but in no event later than one (1) Banking Day after a Responsible Officer of the Borrower obtains knowledge of (i) the occurrence of an Event of Default or an Incipient Default, or (ii) any default or event of default as defined in any evidence of Indebtedness in excess of two million five hundred thousand Dollars ($2,500,000) or under any agreement, indenture or other instrument under which such Indebtedness has been created, whether or not such Indebtedness is accelerated or such default waived, the Borrower shall notify the Agent, and, within five (5) calendar days after obtaining such knowledge, the Borrower shall provide the Agent with a statement of a Responsible Officer setting forth details thereof and the action, if any, which the Borrower propose to take with respect thereto;

          (h)  [Intentionally omitted];

          (i) Promptly but in no event later than five (5) calendar days after a Responsible Officer learns thereof, written notice of any actual or threatened claim, litigation, suit, investigation, proceeding or dispute against or affecting the Borrower or any of its Subsidiaries or any of the Controlled Partnerships, which: (i) may have a Material Adverse Effect;
     (ii) involves a monetary amount in excess of one million Dollars ($1,000,000) and is not covered by insurance; (iii) could reasonably be expected materially to limit, prohibit or restrict the manner in which the Borrower or any of its Subsidiaries or any of the Controlled Partnerships currently conducts its business; or (iv) concerns any alleged violation by the Borrower or any of its Subsidiaries or any of the Controlled Partnerships, or any of their respective predecessors, of any Environmental Law, where there exists a reasonable possibility that such violation could materially affect any of the Controlled Properties or the operations of the Borrower or such Subsidiary or Controlled Partnership or any alleged material noncompliance of any of the Controlled Properties or the operations of the Borrower or such Subsidiary or Controlled Partnership with any Environmental Law;

          (j) As soon as possible, and in any event within twenty (20) calendar days, after a Responsible Officer learns that any of the following events has occurred, such Responsible Officer shall deliver to the Agent a statement describing such event and any action that the Borrower proposes to take with respect thereto: (i) any Reportable Event with respect to a Pension Plan, other than a Reportable Event for which the 30-day notice requirement under ERISA has been waived in regulations of the PBGC; (ii) the institution of proceedings by the PBGC to terminate any Pension Plan to have a trustee appointed to administer such plan, or receipt of notice of any intention by the PBGC to do so; (iii) the filing of a request for a minimum funding waiver under section 412 of the Code with respect to any Pension Plan or any employee pension benefit plan (as defined in section 3(2) of ERISA) maintained by any member of the ERISA Affiliated Group; (iv) the receipt by the Borrower or any member of the Controlled Group of a demand for withdrawal liability under section 4219 or 4202 of ERISA; or (v) a failure of any member of the ERISA Affiliated Group to make required contributions to a Pension Plan subject to section 412 of the Code;

          (k) As soon as possible, and in any event within ten (10) days after receipt of a written request from the Agent or the Majority Banks, the Borrower shall deliver to the Agent, as requested by the Agent or the Majority Banks: (i) a copy of any Employee Benefit Plan or summary description of such plan; (ii) a copy of any report, description or other document filed with any governmental agency with respect to any Employee Benefit Plan; or (iii) a copy of any plan (as defined in section 3(3) of ERISA) maintained by the Borrower or any ERISA Affiliate; or (iv) a copy of any notice, determination letter, ruling or opinion that the Borrower or any Controlled Group member receives from any governmental agency with respect to any Employee Benefit Plan;

          (l) Contemporaneously with the Borrower's delivery thereof to the Rating Agencies, and in any event not later than one hundred twenty (120) days after commencement of each fiscal year of the Borrower, a copy of the Borrower's consolidated financial projections for such fiscal year, including a projected consolidated balance sheet, income statement, and statement of changes in financial position or statement of cash flows for and as of the end of such fiscal year;

          (m) No later than two (2) Banking Days after the date of promulgation thereof by any Rating Agency, notice of any change in rating by such Rating Agency in respect of any debt of the Borrower (including any change in an implied rating), together with the details thereof, and of any announcement by any Rating Agency that any such rating is "under review" or that any such rating has been placed on a "CreditWatch List"(R) or "watch list" or that any similar action has been taken by such Rating Agency (each such notice, a "Rating Notice"); and

          (n) As soon as possible, and in any event within five (5) calendar days after a Responsible Officer learns that any of the following events has occurred, such Responsible Officer shall deliver to the Agent a statement describing such event and any action that the Borrower proposes to take with respect thereto: (i) the exercise by the Borrower of any option to require a Joint Venture to sell property pursuant to section 16.1(c) of the Joint Venture Agreement of such Joint Venture; (ii) any proposed dissolution or liquidation of any of the Controlled Partnerships;
     (iii) any disqualification of the Borrower as a real estate investment trust pursuant to the Code, or any event or circumstance which might reasonably be expected to be the basis for such disqualification; (iv) any change in the name or address of any Co-Venturer; (v) the sale, transfer or other disposition, or proposed sale, transfer or other disposition, of any Controlled Property; and (vi) any assignment, transfer, pledge or hypothecation of any interest in any Joint Venture by any Co-Venturer;

          (o) Within a reasonable time after a request therefor, such other information as the Agent or the Majority Banks may reasonably request.

     6.3  Inspection of Property, Books and Records.  (a)  The Borrower and each
          -----------------------------------------
of its Subsidiaries and each of the Controlled Partnerships shall permit either the Agent or any of the Banks, at such reasonable times and intervals as the Agent or Banks may designate upon reasonable notice, at their own expense, by and through the representatives of the Agent or any of the Banks, to inspect, audit and examine their respective books and records, to make copies thereof, to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants, and to visit and inspect their respective properties; provided, however, when an Event of Default has occurred and is continuing, representatives of the Agent or any of the Banks may visit and inspect at the expense of the Borrower such properties at any time during business hours and without advance notice.

     (b) The Borrower and its Subsidiaries and the Controlled Partnerships shall extend their cooperation and assistance and comply with the requests of the Agent or the Majority Banks or their respective representatives in connection with any audit regarding the Controlled Properties and will furnish any information reasonably requested in respect thereof, including, without limitation, appraisals of the Controlled Properties and lien search reports, if available. At any time during the continuance of an Event of Default, the Borrower shall pay the reasonable fees and expenses of such accounting firm as may be selected by the Agent or Majority Banks to conduct an examination of the financial affairs of the Borrower and its Subsidiaries and the Controlled Partnerships.

     6.4  Maintenance of Existence.  The Borrower and each of its Subsidiaries
          ------------------------
and each of the Controlled Partnerships shall preserve and maintain their respective existences and all of their licenses, permits, privileges and franchises and other rights necessary or desirable in the normal course of their businesses (except to the extent the failure to do so shall not, individually or in the aggregate, result in a Material Adverse Effect), and will use reasonable efforts, in the ordinary course and consistent with past practice, to preserve their respective business organization and preserve the goodwill and business of the customers, suppliers and others having business relations with them.

     6.5  Tax Returns.  The Borrower and each of its Subsidiaries and each of
          -----------
the Controlled Partnerships shall file all federal and state income tax returns which are required to be filed, and shall pay all taxes as shown on said returns and on all assessments received by it to the extent that such taxes have become due, except any such assessments which are being contested in good faith and for which such reserve as is required by GAAP has been created.

     6.6  Qualifications To Do Business.  The Borrower and each of its
          -----------------------------
Subsidiaries and each of the Controlled Partnerships shall qualify to do business and shall remain in good standing in each jurisdiction in which the nature of their business requires them to be so qualified, except where the failure to so qualify could not have a Material Adverse Effect.

     6.7  Compliance with Laws.  The Borrower and its Subsidiaries and each of
          --------------------
the Controlled Partnerships shall comply with all Governmental Requirements, except where the failure to do so could not have a Material Adverse Effect.

     6.8  Key Contracts.  The Borrower and its Subsidiaries shall comply in all
          -------------
respects with the terms of the Key Contracts to which any of them is a party.

     6.9  REIT Status.  The Borrower shall elect to be taxed as, and shall
          -----------
conduct its affairs in a manner so as to qualify as, a real estate investment trust pursuant to sections 856 - 886 of the Code.

     6.10  Material Agreements.  The Borrower and its Subsidiaries and the
           -------------------
Controlled Partnerships shall comply in all respects with the terms of each agreement to which any of them is a party, except where all instances of any failure to so comply would not, in the aggregate, have a Material Adverse Effect.

     6.11  Insurance.  The Borrower and its Subsidiaries and the Controlled
           ---------
Partnerships shall maintain in full force and effect insurance of such types and in such amounts as are customarily carried in their respective lines of business, including, but not limited to, fire, hazard, public liability, property damage, products liability and workers' compensation insurance. All such insurance policies which insure public liability shall name the Agent as an additional insured for the benefit of the Agent and each Bank. The Borrower and its Subsidiaries and the Controlled Partnerships shall deliver or cause to be delivered to the Agent, as the Agent may from time to time request, schedules identifying all insurance then in effect and certificates evidencing such insurance.

     6.12  Facilities.  The Borrower and its Subsidiaries and the Controlled
           ----------
Partnerships shall keep the Controlled Properties in good repair, working order and condition, and from time to time shall make necessary repairs or replacements thereto so that their property shall be maintained adequately for its intended use.

     6.13  Taxes and Other Liabilities.  The Borrower and its Subsidiaries and
           ---------------------------
the Controlled Partnerships shall pay and discharge when due any and all indebtedness, obligations, liabilities, assessments and real and personal property taxes, including, but not limited to, federal and state income and personal and real property taxes, except as may be subject to good faith contest or as to which a bona fide dispute may arise; provided, however, that adequate reserves in accordance with GAAP or other provision is made to the satisfaction of the Agent for prompt payment thereof in the event that it is found that any of the above are due and owing.

     6.14  Governmental Approvals.  Except where the failure to do so could not
           ----------------------
have a Material Adverse Effect, the Borrower and its Subsidiaries and the Controlled Partnerships shall apply for, diligently pursue, and obtain or cause to be obtained, and shall thereafter maintain in full force and effect, all Governmental Approvals that shall now or hereafter be necessary under any Governmental Requirement (i) for land use, public and employee health and safety, pollution or protection of the environment, and (ii) for the operation of the business of the Borrower and its Subsidiaries and the Controlled Partnerships. The Borrower shall promptly notify the Agent in the event of any, and provide the Agent with a copy of all notices of, denial, suspension or revocation of any material Governmental Approvals.

     6.15  Compliance with Governmental Approvals and Governmental Requirements.
           --------------------------------------------------------------------
Except where the failure to do so could not have a Material Adverse Effect, the Borrower and each of its Subsidiaries and each of the Controlled Partnerships shall comply with all terms and conditions of all Governmental Approvals and with all other limitations, restrictions, obligations, schedules, timetables and reporting requirements in any Governmental Requirements.

     6.16  Compliance with Environmental Laws.  The Borrower shall, and shall
           ----------------------------------
cause each of its Subsidiaries and each of the Controlled Partnerships to, conduct its respective operations and keep and maintain its respective properties (including all Controlled Properties) in compliance with all Environmental Laws.

     6.17  Prevent Contamination.  The Borrower and its Subsidiaries and the
           ---------------------
Controlled Partnerships shall conduct their operations in a manner reasonably designed to prevent material contamination of any part of the Controlled Properties by any Hazardous Substance. The Borrower and its Subsidiaries and the Controlled Partnerships shall manage all Hazardous Substances in a manner that does not require a Hazardous Waste Facility Permit, and in compliance in all material respects with all Governmental Requirements and Governmental Approvals. Without limiting the foregoing covenants, the Borrower and its Subsidiaries and the Controlled Partnerships shall not intentionally or recklessly, shall endeavor not to unintentionally, and shall not intentionally or recklessly permit any other Person to, emit, release or discharge into air, soil, surface water or groundwater, any Hazardous Substance in excess of permitted levels or reportable quantities, or other concentrations, standards or limitations under any Governmental Requirements or Governmental Approvals.

     6.18  Tax Qualification.  For any Employee Benefit Plan of which the
           -----------------
Borrower or any member of the ERISA Affiliated Group in the sponsor and which is intended to be qualified under section 401(a) of the Code, the Borrower shall, or shall cause the respective member of the Controlled Group to:

          (a) Use its best efforts to seek and receive determination letters from the Internal Revenue Service stating that such plan, or any material amendment to such plan, meets the requirements for qualification under section 401(a) of the Code, unless there is no reasonable possibility that the failure to do so would have a Material Adverse Effect;

          (b) Use its best efforts to cause such plan to meet such requirements in operation and to be administered in all material respects in accordance with the requirements of the Code and ERISA; and

          (c) Refrain from taking any action that would cause such plan to lose its qualification under section 401(a) of the Code or to violate the requirements of the Code or ERISA in any material respect.

     6.19  Funding.  The Borrower shall, and shall cause each member of the
           -------
Controlled Group to, make all contributions that it is required to make by law or by any plan prior to the earliest date when statutory Liens could be imposed under the Code or ERISA on any assets of the Borrower or such member of the Controlled Group in order to satisfy payment of such contributions. The Borrower shall not, and shall not permit any member of the Controlled Group to, allow or suffer any statutory Lien to be placed upon its assets under the Code or ERISA.

     6.20  Financial Tests.  The Borrower shall:
           ---------------

          (a) Maintain at all times a Funded Debt Ratio of less than 0.30 to 1.00;

          (b) Maintain net income of not less than $1.00 for each fiscal quarter;

          (c) Maintain a Cash Flow Coverage Ratio of not less than 1.00 to 1.00 for the period of four (4) fiscal quarters ending on the last day of each fiscal quarter, commencing with the quarter ending March 31, 1995;

          (d) Maintain an Interest Coverage Ratio of not less than 5.00 to 1.00 for the period of four (4) fiscal quarters ending on the last day of each fiscal quarter, commencing with the quarter ending March 31, 1995;

          (e) Maintain at all times, Total Shareholders' Equity of not less (i) at any time prior to the PSI Merger, six hundred fifty million Dollars ($650,000,000); and, (ii) at any time after the PSI Merger, an amount equal to or greater than ninety percent (90%) of the Total Shareholders' Equity of the Borrower as of the effective date of the PSI Merger and giving effect thereto.

     6.21  Unencumbered Assets.  The Borrower shall at all times maintain
           -------------------
Unencumbered Assets with an Aggregate Net Asset Value equal to or greater than $500,000,000.

     6.22  Borrower's Account.  The Borrower shall maintain the Borrower's
           ------------------
Account with the Agent.

     6.23  Accounting Policies.  The Borrower shall continue to maintain its
           -------------------
financial records and prepare the financial statements of the Borrower and the Consolidated Affiliates in accordance with GAAP, consistently applied.


                                   ARTICLE 7
                                   ---------

                               Negative Covenants
                               ------------------

     The Borrower covenants and agrees that so long as any Obligation is outstanding or any Commitment is in effect, it will comply with and, if applicable, cause each of its Subsidiaries to comply with the following provisions:

     7.1  Mergers.  Neither the Borrower nor any of its Subsidiaries shall enter
          -------
into any merger, consolidation or reorganization, or any agreement to do any of the foregoing, except mergers, consolidations or reorganizations with or involving another corporation, partnership or other entity principally engaged in the Business of Borrower, provided that, at the time thereof and giving effect thereto, no Event of Default or Incipient Default has occurred and is continuing and that the Borrower is the surviving corporation in such merger, consolidation or reorganization. The Agent and the Banks shall consent to and approve the PSI Merger, provided that each of the PSI Merger Conditions shall have been met as of the effective date of the PSI Merger and giving effect thereto.

     7.2  Change of Business.  Neither the Borrower nor any of its Subsidiaries
          ------------------
shall change the nature of its business or engage in any other business other than the Business of Borrower (provided that the Borrower's ownership of an Investment shall not, in itself, constitute a change in the nature of the Borrower's business).

     7.3  Distributions.  The Borrower shall not, directly or indirectly, make
          -------------
or declare any dividend (in cash, securities or any other form of property) on, or other payment or distribution on account of, or set aside assets for a sinking or other similar fund for purchase, or redeem, purchase, retire or otherwise acquire, any capital stock of the Borrower, or make any other distribution in respect thereof, whether in cash or other property, except if, at the time of such event, and giving effect thereto, no Event of Default has occurred and is continuing.

     7.4  Accounting Policies.  Except in order to comply with GAAP, the
          -------------------
Borrower shall not materially change any of its accounting policies or its fiscal year or the fiscal year of any of its Subsidiaries or any of the Joint Ventures.

     7.5  Investments.  Neither the Borrower nor any of its Subsidiaries shall
          -----------
make or permit to remain outstanding any Investment, which (a) could reasonably be expected to result in the Borrower's disqualification as a real estate investment trust under the Code, or (b) would constitute or result in the occurrence of an Event of Default or an Incipient Default.

     7.6  Liens.  Neither the Borrower nor any of its Subsidiaries shall
          -----
mortgage, pledge, grant or permit to exist, nor agree to mortgage, pledge or grant, a security interest in, or Lien upon, any of their respective assets of any kind now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Encumbrances, or enter into any agreement to refrain from granting, or an agreement limiting the right to grant, a Lien (other than in connection with the granting or sufferance of a Permitted Encumbrance, provided that such agreement pertains only to the property covered by the Permitted Encumbrance).

     7.7  Contingent Obligations.  Neither the Borrower nor any of its
          ----------------------
Subsidiaries shall become liable, directly or indirectly, for any Contingent Obligation except: (a) endorsements for collection or deposit in the ordinary course of business; (b) Contingent Obligations incurred by the Borrower or one of its Subsidiaries in favor of the Borrower or one of its Wholly Owned Subsidiaries; (c) Contingent Obligations of the Borrower existing as of the Initial Closing Date; (d) other Contingent Obligations in an aggregate amount not exceeding two million five hundred thousand Dollars ($2,500,000) at any time; and (e) as permitted in Paragraphs 7.6 or 7.8.

     7.8  Indebtedness.  Neither the Borrower nor any of its Subsidiaries shall
          ------------
incur, create, assume or permit to exist, nor agree to incur, create or assume, any Indebtedness except: (a) the Obligations; (b) Indebtedness where payment is secured by a Permitted Encumbrance; (c) taxes, assessments and governmental charges or levies which are not delinquent or which are being contested in good faith and for which, in accordance with GAAP, adequate reserves have been set aside on the books of the Borrower or the affected Subsidiary of the Borrower;
(d) current liabilities incurred in connection with the obtaining of goods or services in the ordinary course of business; (e) Non-recourse Indebtedness encumbering any property at the time of its acquisition; (f) Indebtedness owing from the Borrower to a Wholly Owned Subsidiary or from a Wholly Owned Subsidiary or from one Wholly Owned Subsidiary to another Wholly Owned Subsidiary; (g) Indebtedness shown on Schedule 7.8; (h) New Non-recourse Indebtedness; and (i) other Indebtedness of the Borrower (A) which is not directly or indirectly secured by any Lien, (B) which does not exceed $175,000,000 in the aggregate, and (C) the terms of which do not require any amortization or repayment of the principal amount thereof on any date prior to the Maturity Date (except that the principal amount of the PSMI Term Notes may be repaid in accordance with the amortization schedule or the prepayment provisions set forth in the PSMI Note Agreement). The exceptions set forth in the preceding sentence shall not be construed to permit the Borrower or any of its Subsidiaries to incur, create, assume or permit to exist any Indebtedness which would result in the existence of an Event of Default or Incipient Default under any other section of this Agreement.

     7.9  Sale of Assets.  Other than (a) sales of real property on an arm's-
          --------------
length basis to unaffiliated parties (which sales shall be permitted only if, in connection therewith, the Borrower makes the payment required pursuant to subparagraph 2.3(c)(ii)(A) hereof), and (b) sales of other assets in an aggregate amount not exceeding one million Dollars ($1,000,000) in any calendar year, neither the Borrower nor any of its Subsidiaries shall sell, transfer or otherwise dispose of any of their respective assets (including, but not limited to, sales of stock of Subsidiaries, sales of Joint Venture Interests, and sales of other Controlled Partnership Interests).

     7.10  Sale-Leaseback Transactions.  Neither the Borrower nor any of its
           ---------------------------
Subsidiaries shall enter into any Sale-Leaseback Transactions, except those involving equipment financings with an aggregate asset value of less than one million Dollars ($1,000,000).

     7.11  [Reserved].
           ----------

     7.12  Transactions with Affiliates.  Excepting the transactions or
           ----------------------------
arrangements described in Schedule 7.12 attached hereto, neither the Borrower nor any of its Subsidiaries shall, directly or indirectly, enter into any transaction or permit to exist any relationship with or for the benefit of an Affiliate on terms more favorable to the Affiliate than would have been obtainable in a similar transaction or relationship with a party other than an Affiliate of the Borrower. Prior to the Borrower or any of its Subsidiaries engaging in any transaction or relationship permitted by this Paragraph 7.12, the board of directors of the Borrower shall determine that such transaction has been negotiated or such relationship will be conducted in good faith and on a basis that is fair and reasonable and such determination shall be evidenced by a resolution of the board of directors of the Borrower; provided, however, that no member of such board of directors affiliated (except by virtue of being members of the board of directors or by being employed by the Borrower or one of its Subsidiaries or a Controlled Partnership) with any such Affiliate shall participate in such determination with respect to transactions or relationships in which such holder or Affiliate is a participant.

     7.13  Restrictive Agreements.  The Borrower shall not and shall not permit
           ----------------------
any of its Subsidiaries or any of the Joint Ventures to enter into any agreement which restricts the ability or right of any such Subsidiary or Joint Venture to make payments to the Borrower or another Subsidiary of the Borrower or a Joint Venture by way of dividends, distributions, returns of capital, advances, reimbursement or otherwise.

     7.14  Key Contracts.  The Borrower shall not terminate or fail to renew, or
           -------------
permit the termination or non-renewal of, any Key Contract or Joint Venture Agreement, shall not permit any Key Contract or Joint Venture Agreement to cease to be effective, shall not permit any material rights thereunder to be terminated or impaired, and shall not amend, modify or supplement any of the Key Contracts or Joint Venture Agreements unless, in each such event, (a) the Borrower shall have given fifteen (15) Banking Days' notice to the Agent describing the proposed termination, non-renewal, amendment, modification or supplement and the transactions relating thereto, and (b) Agent shall not have notified the Borrower, within such fifteen (15) day period, that such termination, non-renewal, amendment, modification or supplement and the related transactions will, in the reasonable judgment of Majority Banks, result in a Material Adverse Effect.

     7.15  Certain ERISA Payments.  Neither the Borrower nor any of its
           ----------------------
Subsidiaries shall make any payment of any liability arising under ERISA or under the Code of any Controlled Group member which is not a Subsidiary of the Borrower.

     7.16  Compliance with ERISA.  The Borrower shall not directly or indirectly
           ---------------------
and shall not permit any Controlled Group member directly or indirectly to:

          (a) Maintain, become a party to, contribute to or become or be obligated to contribute to a Pension Plan, if the aggregate withdrawal liability or unfunded liability of the Borrower and all members of the Controlled Group would exceed five hundred thousand Dollars ($500,000) following such action;

          (b) Maintain, become a party to, contribute to or become obligated to contribute to a plan maintained outside of the United States primarily for the benefit of persons substantially all of whom are nonresident aliens, as described in section 4(b)(4) of ERISA; or

          (c) Maintain, become a party to, contribute to or being obligated to contribute to or otherwise provide health care or other welfare benefits to retirees or survivors of employees.

     7.17 Changes in Partnerships.  The Borrower shall not grant any waiver, or
          -----------------------
enter into any amendment, modification or supplement of or to any Partnership Agreement which, in any case or in the aggregate, (a) would adversely affect the Borrower's rights to receive distributions of any kind, or (b) would otherwise diminish or impair the rights of the Borrower thereunder. The Borrower shall not permit or suffer the dissolution or liquidation of any of the Joint Ventures or voluntarily withdraw as a general partner in any Controlled Partnership in which the Borrower is a general partner.

     7.18  Other Contracts.  The Borrower shall not enter into any employment
           ---------------
contracts or other arrangements whose terms, including salaries, benefits and other compensation, are not normal and customary in the industry, except for contracts under which the aggregate compensation payable in any calendar year does not exceed $200,000.

                                   ARTICLE 8
                                   ---------

                               Events of Default
                               -----------------

     8.1 Events of Default. Each of the following shall constitute an Event of
         ------------------
Default under this Agreement:

          (a) Payments.  The Borrower shall fail to pay not later than two (2)
              --------
     days after the date when due any installment of principal or interest or any other sum payable hereunder or under the Agent's Letter or any of the other Loan Documents;

          (b) Certain Covenants in This Agreement.  The Borrower shall default
              -----------------------------------
     in the performance of any of its agreements set forth in Paragraph 6.20 hereof or in Article 7 hereof;

          (c) Other Covenants and Agreements.  The Borrower shall default in the
              ------------------------------
     performance of any of its agreements set forth in any other provision herein or in any of the other Loan Documents (and not constituting an Event of Default under any of the other clauses of this Paragraph 8.1) and continuation of such default for ten (10) days after written notice thereof to the Borrower from the Agent;

          (d) Representations and Warranties.  Any representation, warranty or
              ------------------------------
     certification made by any of the Borrower or any officer of the Borrower, in or pursuant to any of the Loan Documents, shall be untrue in any material respect, on any date as of which the facts set forth are stated or certified;

          (e) Monetary Judgment.  A judgment shall be entered against the
              -----------------
     Borrower or any of its Subsidiaries or any of the Controlled Partnerships in the aggregate amount of five hundred thousand Dollars ($500,000) or more on an uninsured and unbonded claim or claims, and such judgment shall remain unstayed, unvacated, undischarged or unsatisfied for thirty (30) days;

          (f) Non-Monetary Judgments.  Any final non-monetary judgment, order or
              ----------------------
     decree shall be rendered against the Borrower or any of its Subsidiaries or any of the Controlled Partnerships which may have a Material Adverse Effect, and either (i) enforcement proceedings shall have been commenced by any Person upon such judgment or order or (ii) there shall be any period of thirty (30) days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect, unless such judgment, order or decree shall, within such thirty-day period, be vacated or discharged (other than by satisfaction thereof);

          (g) Liens for Pension Contributions.  Any statutory Lien shall have
              -------------------------------
     been placed upon the assets of the Borrower or any member of the Controlled Group under the Code or ERISA;

          (h) ERISA.  (i) An Employee Benefit Plan that is intended to be
              -----
     qualified under section 401(a) of the Code shall lose its qualification, and the resulting loss or cost to the Borrower or any Controlled Group member can reasonably be expected to exceed five hundred thousand Dollars ($500,000); (ii) the commencement or increase of contributions to, the adoption of, or the amendment of a plan by, the Borrower or any Controlled Group member shall result in a net increase in unfunded liabilities to the Borrower or any Controlled Group member in the aggregate in excess of five hundred thousand Dollars ($500,000); or (iii) the Internal Revenue Service asserts a claim against the Borrower or any Controlled Group member in connection with the unfunded liabilities arising under section 412 of the Code under the employee pension benefit (as defined in section 3(2) of ERISA) maintained by any member of the ERISA Affiliated Group, if such claim can reasonably be expected to impose on the Borrower or any Controlled Group member liability in the aggregate amount of five hundred thousand Dollars ($500,000) or more;

          (i) Cross-Default.  (A) The Borrower or any of its Subsidiaries or any
              -------------
     of the Controlled Partnerships shall default (unless waived) in the payment when due, whether by acceleration or otherwise, of any amount of principal or interest due in respect of Indebtedness other than Nonrecourse Indebtedness in an aggregate principal amount greater than two million five hundred thousand Dollars ($2,500,000) or in respect of any guaranty of such Indebtedness, or shall default (unless waived) in the performance or observance (subject to any applicable grace period) of any agreement, covenant or condition with respect to any such Indebtedness or guaranty if the effect of such default is to accelerate the maturity of any such indebtedness or to permit the holder or holders of any such Indebtedness or guaranty, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity or to call upon such guaranty in advance of nonpayment of the guaranteed indebtedness; or (B) the Borrower or any of its Subsidiaries or any of the Controlled Partnerships shall default (unless waived) in the payment when due, whether by acceleration or otherwise, of any amount of principal or interest due in respect of Nonrecourse Indebtedness in an aggregate principal amount greater than three million Dollars ($3,000,000) or in respect of any guaranty of such Indebtedness, or shall default (unless waived) in the performance or observance (subject to any applicable grace period) of any agreement, covenant or condition with respect to any such Indebtedness or guaranty if the effect of such default is to accelerate the maturity of any such indebtedness or to permit the holder or holders of any such Indebtedness or guaranty, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity or to call upon such guaranty in advance of nonpayment of the guaranteed indebtedness;

          (j) Bankruptcy.  The Borrower or any of its Subsidiaries or any of the
              ----------
     Controlled Partnerships shall institute a voluntary case seeking liquidation or reorganization under Chapter 7 or Chapter 11, respectively, of the United States Bankruptcy Code, or shall consent to the institution of an involuntary case thereunder against it; or the Borrower or any of its Subsidiaries or any of the Controlled Partnerships shall file a petition initiating or shall otherwise institute any similar Insolvency Proceeding under any other applicable federal or state law, or shall consent thereto; or the Borrower or any of its Subsidiaries or any of the Controlled Partnerships shall apply for, or by consent or acquiescence there shall be an appointment of, a receiver, liquidator, sequestrator, trustee or other officer with similar powers, or the Borrower or any of its Subsidiaries or any of the Controlled Partnerships shall make an assignment for the benefit of creditors; or the Borrower or any of its Subsidiaries or any of the Controlled Partnerships shall admit in writing its inability to pay its debts generally as they become due; or, if an involuntary case shall be commenced seeking the liquidation or reorganization of the Borrower or any of its Subsidiaries or any of the Controlled Partnerships under Chapter 7 or Chapter 11, respectively, of the United States Bankruptcy Code, or any similar proceeding shall be commenced against the Borrower or any of its Subsidiaries or any of the Controlled Partnerships under any other applicable federal or state law, and (i) the Borrower, any of its Subsidiaries or any of the Controlled Partnerships is a party to the petition commencing the involuntary case; or (ii) the petition commencing the involuntary case is not timely controverted; or (iii) the petition commencing the involuntary case is not dismissed within forty-five (45) days of its filing; or (iv) an interim trustee is appointed to take possession of all or a portion of the property and/or to operate all or any part of the business of the Borrower or such Subsidiary or Controlled Partnership; or
     (v) an order for relief shall have been issued or entered therein; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers over the Borrower or such Subsidiary or Controlled Partnership, or of all or a part of the property of any of the foregoing, shall have been entered; or any other similar relief shall be granted against the Borrower or any of its Subsidiaries or any of the Controlled Partnerships under any applicable federal or state law;

          (k) Material Adverse Change.  The Majority Banks or the Agent shall
              -----------------------
     have determined reasonably and in good faith that a Material Adverse Change has occurred since December 31, 1994;

          (l) Invalidity of Loan Documents.  Any of the Loan Documents shall
              ----------------------------
     cease for any reason (other than by reason of the intentional conduct of the Agent or any Bank) to be in full force and effect or any party thereto (other than the Agent or the Banks) shall purport to disavow its obligations thereunder, shall declare that it does not have any further obligation thereunder or shall contest the validity or enforceability thereof;

          (m) Change of Control.  A Change of Control (other than the PSMI
              -----------------
     Merger) shall occur; or

          (n)  Loss of REIT Status.  The Borrower fails at any time to be
               -------------------
     qualified as a real estate investment trust under the Code.

     8.2  Termination of Commitment and Acceleration.  If any Event of Default
          ------------------------------------------
described in Paragraph 8.1(j) hereof shall occur, the Commitments shall terminate immediately, and the Notes and all other Obligations shall become immediately due and payable, all without notice of any kind. If any other Event of Default shall be continuing, the Agent or the Majority Banks may declare the Commitments to be terminated and the outstanding Notes and all other Obligations to be due and payable, or all of the foregoing, whereupon the Commitments shall be terminated and the Notes and all other Obligations shall immediately become due and payable, all as so declared by the Agent or the Majority Banks and without presentment, demand, protest or other notice of any kind. Any such declaration made pursuant to this Paragraph 8.2 by Agent may be rescinded by the Agent or the Majority Banks. Any such declaration made pursuant to this Paragraph 8.2 by Majority Banks may be rescinded only by Majority Banks.

                                   ARTICLE 9
                                   ---------

                                   The Agent
                                   ---------

     9.1  Appointment and Authorization.  Each Bank hereby irrevocably appoints,
          -----------------------------
designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document (except for the Swing Line Note) and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. The Agent shall exercise the Banks' rights arising upon the occurrence of an Event of Default only as directed by Majority Banks, except that the Agent may take such action as it deems to be in the best interests of the Banks if the delay required to obtain direction from the other Banks could, in the Agent's judgment, be contrary to the best interests of the Banks.

     9.2  Delegation of Duties.  The Agent may execute any of its duties under
          --------------------
this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

     9.3  Liability of Agent.  None of the Agent, its Affiliates, or any of
          ------------------
their respective officers, directors, employees, agents, or attorneys-in-fact (collectively, the "Agent-Related Persons") shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement (except for its own gross negligence or willful misconduct) or (b) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Borrower or any Subsidiary of the Borrower or any of the Controlled Partnerships or any officer thereof contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or for the value of any Collateral or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any of its Subsidiaries or any Controlled Partnership.

     9.4  Reliance by Agent.
          -----------------

     (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

     (b) For purposes of determining compliance with the conditions specified in Paragraphs 4.1, 4.2 and 4.3 hereof, each Bank shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Banks unless an officer of the Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from a Bank prior to the extension of a Borrowing specifying its objection thereto and either such objection shall not have been withdrawn by notice to the Agent to that effect or such Bank shall not have made available to the Agent the Bank's ratable portion of such Borrowing.

     9.5  Notice of Default.  The Agent shall not be deemed to have knowledge or
          -----------------
notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees payable to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Banks. The Agent shall take such action with respect to such Default or Event of Default as shall be requested by the Majority Banks in accordance with Article 8; provided, however, that unless and
                                             --------  -------
until the Agent shall have received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks; and provided, further, that, the Agent shall not, without the approval of Majority Banks, take action to accelerate the Obligations.

     9.6  Credit Decision.  Each Bank expressly acknowledges that none of the
          ---------------
Agent-Related Persons has made any representation or warranty to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower and its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon the Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to enter into this Agreement and extend credit to the Borrower hereunder. Each Bank also represents that it will, independently and without reliance upon the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower which may come into the possession of any of the Agent-Related Persons.

     9.7  Indemnification.  The Banks agree to indemnify the Agent-Related
          ---------------
Persons (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), ratably according to the respective amounts of their outstanding Loans, or, if no Loans are outstanding, their outstanding Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever which may at any time (including at any time following the repayment of the Loans) be imposed on, incurred by or asserted against any such person any way relating to or arising out of this Agreement or any document contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any such person under or in connection with any of the foregoing; provided, however, that no Bank shall be liable for the payment to the Agent-Related Persons of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such person's gross negligence or willful misconduct or resulting from an action by the Agent which the Agent knows to be in violation of this Agreement (unless Majority Banks shall have directed Agent to take such action). Without limitation of the foregoing, each Bank shall reimburse the Agent promptly upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys' fees and the allocated cost of in-house counsel) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower.

     9.8  Agent in Individual Capacity.  Wells Fargo Bank and any successor
          ----------------------------
Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from and generally engage in any kind of business with the Borrower or any of its Subsidiaries or any of the Controlled Partnerships as though the Agent were not the Agent hereunder and without notice to the Banks. With respect to its Loans, Wells Fargo Bank and any successor Agent shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent, and the terms "Bank" and "Banks" shall include Wells Fargo Bank and any successor Agent in its individual capacity.

     9.9  Successor Agent.  The Agent may, and at the request of the Majority
          ---------------
Banks shall, resign as Agent upon thirty (30) days' notice to the Banks. If the Agent shall resign as Agent under this Agreement, the Majority Banks shall appoint from among the Banks a successor agent for the Banks. If no successor Agent is appointed prior to the effective date of the resignation of the Agent, the Agent shall appoint, after consulting with the Banks and the Borrower, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's rights, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article 9 and Paragraphs 10.6, 10.7 and 10.8 hereof shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

     9.10  Borrower's Reliance.  Except as to matters requiring action by
           -------------------
Majority Banks or all of the Banks, the Borrower shall be entitled to rely on any notice, instruction or other communication delivered by the Agent as if such notice, instruction or other communication were delivered by the Banks. Upon the Borrower's request, the Agent shall deliver to the Borrower any evidence of action by Majority Banks or all of the Banks.


                                   ARTICLE 10
                                   ----------

                                 Miscellaneous
                                 -------------

     10.1 Successors and Assigns and Sale of Interests.
          --------------------------------------------

     (a) The terms and provisions of this Agreement shall be binding upon, and, subject to the provisions of this Paragraph 10.1, the benefits thereof shall inure to, the parties hereto and their respective successors and assigns; provided, however, that the Borrower may not assign this Agreement or any of the rights, duties or obligations of the Borrower hereunder without the prior written consent of all of the Banks.

     (b) Any Bank, with the written consent of the Borrower, which shall not be unreasonably withheld (but which consent shall not be required at any time during the continuance of an Event of Default of the type described in Paragraphs 8.1(a) or 8.1(j) hereof), and with the written consent of the Agent, which shall not be unreasonably withheld, may at any time assign and delegate to any Person, or, with notice to the Borrower and the Agent but without the consent of either the Borrower or the Agent, may assign and delegate to any of its wholly owned Affiliates (each an "Assignee") all or any part of the Loans or the Commitments or any other rights or obligations of such Bank hereunder in a minimum amount of ten million Dollars ($10,000,000), representing the principal amount of the Loans assigned plus the amount of the Commitment Percentage so assigned multiplied by the Total Commitment Amount; provided, however, that the Borrower and the Agent may continue to deal solely and directly with such Bank in connection with the interests so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrower and the Agent by such Bank and the Assignee, and (ii) such Bank and its Assignee shall have delivered to the Borrower and the Agent an Assignment and Acceptance in the form of Exhibit 10.1(b) ("Assignment and Acceptance") together with any Note or Notes subject to such assignment; and (iii) the processing fees of three thousand five hundred Dollars ($3,500) shall have been paid to the Agent.

     (c) From and after the date that the Agent notifies the assignor Bank that it has received the Assignment and Acceptance, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Bank under the Loan Documents and (ii) assignor Bank shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

     (d) Within five (5) Banking Days after its receipt of notice by the Agent that it has received an executed Assignment and Acceptance, the Borrower shall execute and deliver to the Agent new Notes evidencing such Assignee's assigned Loans and Commitment Amount and, if the assignor Bank has retained a portion of its Loans and its Commitment Amount, replacement Notes in the Commitment Amount retained by the assignor Bank (such Notes to be in exchange for, but not in payment of, the Notes held by such Bank). Immediately upon each Assignee's making its payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent necessary to reflect the addition of the Assignee and the resulting adjustment of the Assignor's Commitment Amount arising therefrom. The Commitment Amount allocated to each Assignee shall reduce the Commitment Amount of the assigning Bank pro tanto.
                                                                  ---------

     (e) Any Bank may at any time sell to one or more banks or other entities (a "Participant") participating interests in any Loans, the Commitment Amount of that Bank or any other interest of that Bank hereunder; provided, however, that
(i) the selling Bank's obligations under this Agreement shall remain unchanged,
(ii) the selling Bank shall remain solely responsible for the performance of such obligations, (iii) the Borrower and the Agent shall continue to deal solely and directly with the selling Bank in connection with such Bank's rights and obligations under this Agreement, and (iv) no Bank shall transfer or grant any participating interest under which the Participant shall have rights to approve any amendment to, or any consent or waiver with respect to, this Agreement except to the extent such amendment, consent or waiver would require unanimous consent as described in the first proviso to Paragraph 10.3 hereof. In the case of any such participation, the Participant shall not have any rights under this Agreement, or any of the other Loan Documents, and all amounts payable by the Borrower hereunder shall be determined as if such Bank had not sold such participation, except that if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement.

     10.2  No Implied Waiver.  No delay or omission to exercise any right, power
           -----------------
or remedy accruing to the Agent or any Bank upon any breach or default of any of the Borrower under this Agreement or under any of the other Loan Documents shall impair any such right, power or remedy of the Agent or any Bank, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default occurring thereafter, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring theretofore or thereafter.

     10.3  Amendments and Waivers.  No amendment or waiver of any provision of
           ----------------------
this Agreement or any other Loan Document and no consent with respect to any departure by the Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Majority Banks, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Banks, do any of the following:

          (a) increase the Commitment Amount of any Bank or subject any Bank to any additional obligations;

          (b) postpone or delay any date fixed for any payment of principal, interest, fees or other amounts due hereunder or under any Loan Document;

          (c) reduce the principal of, or the rate of interest specified herein on any Loan, or of any fees or other amounts payable hereunder or under any Loan Document;

          (d) change the definition of "Majority Banks" or the percentage of the aggregate Commitment Percentages or of the aggregate unpaid principal amount of the Loans which shall be required for the Banks or any of them to take any action hereunder;

          (e)  amend this Paragraph 10.3; or

          (f) amend any provision of this Agreement or any other Loan Document to eliminate or modify a provision referring to a requirement that all Banks act unanimously in any matter;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Majority Banks, affect the rights or duties of the Agent under this Agreement, and (ii) the definition of "Majority Banks" or the percentage of the aggregate Commitment Percentages or of the aggregate principal amount of the Loans which shall be required for the Banks or any of them to take any action hereunder may be changed without the consent of the Borrower.

     10.4  Remedies Cumulative.  All rights and remedies, either under this
           -------------------
Agreement or any other Loan Document, by law or otherwise afforded to the Agent or the Banks shall be cumulative and not exclusive, and any single or partial exercise of any power or right hereunder or thereunder does not preclude other or further exercise thereof, or the exercise of any other power or right.

     10.5  Severability.  Any provision of this Agreement, the Notes or any of
           ------------
the other Loan Documents which is prohibited or unenforceable in any jurisdiction, shall be, only as to such jurisdiction, ineffective to the extent of such prohibition or unenforceability, but all the remaining provisions of this Agreement, the Notes and the other Loan Documents shall remain valid.

     10.6  Costs, Expenses and Attorneys' Fees.  The Borrower shall reimburse
           -----------------------------------
the Agent for all costs and expenses, including, but not limited to, reasonable attorneys' fees and expenses (including the allocated cost of the Agent's internal counsel) and appraisal, audit, review, search and filing fees and expenses, expended or incurred by the Agent in connection with the preparation, negotiation and execution of this Agreement, in connection with the initial Borrowing, in amending this Agreement, or extending any waiver or consent hereunder, or in any transaction referred to in Paragraph 10.1(b) hereof, and shall reimburse the Agent and the Banks for all costs and expenses, including, but not limited to, reasonable attorneys' fees and expenses (including the allocated cost of the Agent's internal counsel), expended or incurred by the Agent or any Bank in collecting any sum which becomes due under the Notes or under this Agreement or any of the other Loan Documents, or in the protection, perfection, preservation and enforcement of any and all rights of the Agent or any Bank in connection with the Loan Documents, including, without limitation, the fees and costs incurred in any out-of-court work-out or a bankruptcy or reorganization proceeding. This obligation on the part of the Borrower shall survive the expiration or termination of this Agreement, with or without occurrence of the Initial Closing Date.

     10.7  General Indemnification.  The Borrower shall indemnify and hold each
           -----------------------
Bank, the Agent and each of their directors, officers, employees, Affiliates, attorneys and agents (collectively referred to herein as the "Bank Indemnitees") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, any expenses (including attorneys' fees and the allocated cost of in-house counsel) incurred by any such Bank Indemnitee in connection with any investigation in connection with any such matter, whether or not any such Bank Indemnitee shall be designated a party thereto) which may be imposed on, incurred by or asserted against such Bank

Indemnitees by any Person other than the Bank with which such Bank Indemnitee is affiliated (whether direct, indirect or consequential and whether based on any federal or state laws or other statutory regulations, including, without limitation, securities, environmental and commercial laws and regulations, under common law or at equitable cause, or on contract or otherwise) in any manner relating to or arising out of this Agreement, any other Loan Documents, or any act, event or transaction related or attendant thereto; the making of Loans hereunder, the management of the Loans (including any liability under federal, state or local environmental laws or regulations), the use or intended use of the proceeds of the Loans (collectively, the "Indemnified Matters"); provided, however, that the Borrower shall have no obligation to any Bank Indemnitee under this Paragraph 10.7 with respect to Indemnified Matters to the extent such Indemnified Matters were caused by or resulted from the gross negligence or willful misconduct of a Bank Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute to the payment and satisfaction of all Indemnified Matters incurred by the Bank Indemnitees the maximum portion which the Borrower is permitted to pay and satisfy under applicable law. This indemnification shall survive repayment by the Borrower of all Loans made under this Agreement, and the termination of this Agreement without occurrence of the Initial Closing Date.

     10.8  Environmental Indemnification.  The Borrower hereby agrees to
           -----------------------------
indemnify, defend and hold harmless each Bank Indemnitee, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, charges, expenses or disbursements (including attorneys' fees and the allocated cost of in-house counsel), which may be incurred by or asserted against such Bank Indemnitee in connection with or arising out of any pending or threatened investigation, litigation or proceeding, or any action taken by any Person, with respect to any Environmental Claim arising out of or related to any Controlled Property or the actions or omissions of the Borrower or any Subsidiary of the Borrower or any of the Controlled Partnerships. No action taken by legal counsel chosen by the Agent or any Bank in defending against any such investigation, litigation or proceeding or requested remedial, removal or response action shall vitiate or in any way impair the Borrower' obligations and duties hereunder to indemnify and hold harmless the Agent and each Bank. In no event shall any site visit, observation, or testing by the Agent or any Bank be a representation that Hazardous Materials are or are not present in, on, or under the site, or that there has been or shall be compliance with any law, regulation, or ordinance pertaining to Hazardous Materials or any other applicable Governmental Requirement. Neither the Borrower nor any other party is entitled to rely on any site visit, observation, or testing by the Agent or any Bank.

Neither the Agent nor any Bank owes any duty of care to protect the Borrower or any other party against, or to inform the Borrower or any other party of, any Hazardous Materials or any other adverse condition affecting any site or property. Neither the Agent nor any Bank shall be obligated to disclose to the Borrower or any other party any report or findings made as a result of, or in connection with, any site visit, observation, or testing by the Agent or any Bank. This indemnification shall survive repayment of all Loans made under this Agreement and termination of the Commitments, and the termination of this Agreement without occurrence of the Initial Closing Date.

     10.9  Notices.  Any notice which the Borrower, the Agent or any of the
           -------
Banks may be required or may desire to give to the other parties under any provision of this Agreement shall be in writing by electronic facsimile transmission and shall be deemed to have been given or made when transmitted and addressed to any Bank at the address set forth on the signature pages hereto or to the Agent or the Borrower as follows:

     To the Borrower:    Storage Equities, Inc.
                         600 N. Brand Boulevard, Suite 300
                         Glendale, CA 91203-5050

                         Attention:  Ronald L. Havner, Jr.

                         Facsimile:  (818) 548-9288

     To the Agent:       Wells Fargo Bank, National Association
     AS TO LOAN          Agency Department
     REQUESTS            201 Third Street, 8th Floor
                         San Francisco, California 94103

                         Attention:  Maggie Miranda

                         Facsimile:  (415) 512-9408

     Copy to:            Wells Fargo Bank, National Association
                         Regional Commercial Banking Office
                         9000 Flair Drive, 1st Floor
                         El Monte, CA 91731

                         Attention:  Debbie Dillard-Bell

                         Facsimile:  (818) 280-9240

     To the Agent:       Wells Fargo Bank, National Association
     EXCEPT LOAN         Regional Commercial Banking Office
     REQUESTS            9000 Flair Drive, 1st Floor
                         El Monte, CA 91731

                         Attention:  Debbie Dillard-Bell

                         Facsimile: (818) 280-9240

     Copy to:            Pillsbury Madison & Sutro
                         225 Bush Street
                         San Francisco, CA 94104
                         Attention:  Glenn Q. Snyder, Esq.

                         Facsimile: (415) 983-1200

Any party may change the address to which all notices, requests and other communications are to be sent to it by giving written notice of such address change to the other parties in conformity with this paragraph, but such change shall not be effective until notice of such change has been received by the other parties.

     10.10  Entire Agreement.  This Agreement, together with the schedules and
            ----------------
exhibits to this Agreement and all of the other Loan Documents, is intended by the Borrower, the Agent and the Banks as a final expression of their agreement and, together with all of the other Loan Documents, is intended as a complete statement of the terms and conditions of their agreement. This Agreement and the other Loan Documents contain all of the agreements and understandings between or among the Borrower, the Agent and the Banks concerning the Loans and the other transactions contemplated hereby. This Agreement and the other Loan Documents completely supersede the Commitment Letter.

     10.11  Governing Law and Consent to Jurisdiction.  The validity,
            -----------------------------------------
construction and effect of this Agreement, the Notes and all of the other Loan Documents shall be governed by the laws of the State of California, without regard to its laws regarding choice of applicable law, but giving effect to federal laws applicable to national and federally insured banks. All judicial proceedings brought against the Borrower with respect to this Agreement, the Notes or any of the other Loan Documents may be brought in any state or federal court of competent jurisdiction in the State of California, and the Borrower accepts for itself and its assets and properties, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts. The Borrower waives, to the fullest extent permitted by applicable law, any objection (including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens) which it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction. Nothing herein shall limit the right of a Bank or the Agent to bring proceedings against the Borrower in the court of any other jurisdiction.

     10.12  Counterparts.  This Agreement may be executed in any number of
            ------------
counterparts each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

     10.13  Waiver of Jury Trial.  The Borrower waives any right to trial by
            --------------------
jury with regard to any action of any type or nature whatsoever under or concerning this Agreement or any of the other Loan Documents or in any way related to the Loans or the administration or enforcement thereof.

     10.14  Headings.  Captions, headings and the table of contents in this
            --------
Agreement are for convenience only, and are not to be deemed part of this Agreement.

     10.15  Supersession.  This Agreement replaces and supersedes the Original
            ------------
Credit Agreement. Upon the Initial Closing Date, the Original Credit Agreement shall terminate and be of no further force or effect, except that the terms of the Original Credit Agreement shall survive and continue to be operative as to any Obligation (as defined in the Original Credit Agreement) arising on or prior to the Initial Closing Date.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement by its duly authorized officers as of the date and year first above written.

                           STORAGE EQUITIES, INC.



                           By   /s/ Ronald L. Havner, Jr.
                              ----------------------------------
                                Ronald L. Havner, Jr.
                                Chief Financial Officer

                           WELLS FARGO BANK, NATIONAL
                           ASSOCIATION, as Agent



                           By   /s/ Debbie Dillard-Bell
                              ----------------------------------
                                Debbie Dillard-Bell
                                Vice President

                           WELLS FARGO BANK, NATIONAL
                           ASSOCIATION, as a Bank



                           By   /s/ Debbie Dillard-Bell
                              ----------------------------------
                                Debbie Dillard-Bell
                                Vice President

                           Address:   Regional Commercial
                                      Banking Office
                                      9000 Flair Drive, 1st Floor
                                      El Monte, CA 91731
                                      Attn:  Debbie Dillard-Bell
                           Facsimile: (818) 280-9240
                           Commitment Percentage:  28.00%

                           FIRST INTERSTATE BANK
                           OF CALIFORNIA



                           By   /s/ Gregory P. Brown
                              ----------------------------------
                                Gregory P. Brown
                                Vice President



                           By   /s/ William J. Baird
                              ----------------------------------
                                William J. Baird
                                Senior Vice President

                           Address:   707 Wilshire Blvd. W16-13
                                      Los Angeles, CA 90017
                                      Attn:  Gregory P. Brown
                           Facsimile: (213) 614-2569
                           Commitment Percentage:  20.80%

                           THE FIRST NATIONAL BANK OF BOSTON



                           By   /s/ Jeffery L. Warwick
                              ----------------------------------
                                Jeffrey L. Warwick
                                Vice President

                           Address:   115 Perimeter Center Place
                                      Suite 500
                                      Atlanta, GA 30346
                                      Attn:  Jeffrey L. Warwick
                           Facsimile: (404) 390-8434
                           Commitment Percentage:  16.00%

                           THE FIRST NATIONAL BANK OF CHICAGO



                           By   /s/ James D. Benko
                              ----------------------------------
                                James D. Benko
                                Corporate Banking Officer

                           Address:   1 First National Plaza
                                      Mail Suite 0151
                                      Chicago, IL 60670
                                      Attn:  James D. Benko
                           Facsimile: (312) 732-1117
                           Commitment Percentage:  20.80%

                           COMMERZBANK, A.G., Los Angeles Branch



                           By  /s/ Christian Jagenberg
                              -------------------------
                           Name    Christian Jagenberg
                                ----------------------
                           Title   SVP and Manager
                                  ----------------



                           By  /s/ Werner Schmidbauer
                              -----------------------
                           Name    Werner Schmidbauer
                                ---------------------
                           Title   Vice President
                                  ---------------

                           Address:   660 South Figueroa Street
                                      Suite 1450
                                      Los Angeles, CA 90017
                                      Attn: Werner Schmidbauer
                           Facsimile: (213) 623-0039
                           Commitment Percentage:  14.40%